Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM SB-2
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                           ----------------------
                            OBN Holdings, Inc.
               (Name of Small Business Issuer in its Charter)

           NEVADA                          4833                 81-0592921
------------------------------  ------------------------    ------------------
(State of Other Jurisdiction of (Primary Standard Industrial (IRS Employer Incorporation or Organization) Classification Code Number) Identification No.)

                      8275 South Eastern Ave., Suite 200
                           Las Vegas, Nevada 89123
                                (702) 938-0467
      (Address and telephone number of principal executive offices and principal place of business)

                              Roger Neal Smith
                      8275 South Eastern Ave., Suite 200
                          Las Vegas, Nevada 89123
                              (702) 938-0467
           (Name, address and telephone number of agent for service)

                                 Copies to:

        Van Stillman, Esq.                  James G. Dodrill II, Esq.
        Van Stillman, P.A.                  James G. Dodrill II, P.A.
        1177 George Bush Blvd., Suite 308   5800 Hamilton Way
        Delray Beach, FL 33483              Boca Raton, FL 33496
        (561) 330-9903                      (561) 862-0529
                           ----------------------
           Approximate date of proposed sale to the public:
  As soon as practicable after the effective date of this registration statement.
                           ----------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)

     If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ( )

     If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ).

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( ).




                      CALCULATION OF REGISTRATION FEE

                                        PROPOSED           PROPOSED
                                        MAXIMUM            MAXIMUM
TITLE OF EACH                           OFFERING           AGGREGATE     AMOUNT OF
CLASS OF SHARES         AMOUNT TO BE    PRICE              OFFERING      REGISTRATION
TO BE REGISTERED        REGISTERED      PER SHARE <F1>     PRICE         FEE
-------------------     ------------    --------------    ---------     ------------

common stock,            6,785,360<F2>     $3.00          $20,356,080    $1,648.84
$.001 par value
to be sold by
selling shareholders

common stock,            2,600,000         $3.00          $ 7,800,000    $  631.80
$.001 par value
to be sold by
The Company

Total                    9,385,360                        $28,156,080    $2,280.64


----------------------

<F1>
(1)	Estimated solely for the purpose of calculating the
registration fee pursuant to Rule 457.

<F2>
(2)	Includes 5,785,360 outstanding shares and 1,000,000 common
shares to be issued upon exercise of underlying warrants.

                 -------------------------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

                                PROPECTUS
               SUBJECT TO COMPLETION, DATED AUGUST 25, 2003

                   9,385,360 Shares of Common Stock

                           OBN HOLDINGS, INC.
The Offering:

     This is our initial public offering. We are registering a total of 9,385,360 shares of our common stock. All of the shares being registered by us will be sold at a price per share of $3.00. The selling shareholders will sell their shares at a price per share of $3.00 until our shares are traded on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Of the shares being registered:

     1) 6,785,360 are being registered for sale by selling shareholders and
     2) 2,600,000 are being registered for sale by us

     We will not receive any proceeds from the sale of any of the shares by selling shareholders. We will be selling all of the 2,600,000 shares of common stock we are offering on a "best efforts basis" and will not use an underwriter or pay a commission for the sale of the shares. No arrangements have been made to place funds in escrow, trust or any similar account. There is no minimum amount we are required to raise in this offering and any funds received will be immediately available to us. This offering will terminate on the earlier of the sale of all of the shares or 365 days after effectiveness of this registration statement.

     There is no established public market for our common stock and we have arbitrarily determined the offering price. Although we hope to be quoted on the OTC Bulletin Board, our common stock is not currently listed or quoted on any quotation service. There can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop.


       Proposed Trading Symbol:        OTC Bulletin Board - "OBNH"
                _________________________________

     Investing in our stock involves risks. You should carefully consider the Risk Factors beginning on page 6 of this prospectus.

     We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.
                        ______________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                       _______________________

     The information in this prospectus is not complete and may be changed. None of these securities may be sold until a registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

            The date of this prospectus is August 25, 2003

                            TABLE OF CONTENTS

                                                           Page

Prospectus Summary                                           3
The Offering                                                 4
Risk Factors                                                 6
Use Of Proceeds                                             10
Determination of Offering Price                             12
Dividend Policy                                             12
Dilution                                                    13
Plan of Operation                                           14
Business                                                    20
Management                                                  35
Principal Shareholders                                      39
Selling Shareholders                                        41
Certain Transactions                                        44
Description of Securities                                   45
Indemnification                                             47
Plan of Distribution                                        48
Legal Matters                                               49
Experts                                                     49
Where You Can Find More Information                         50


INDEX TO FINANCIAL STATEMENTS                              Page

Independent Auditors' Report                               F-1
Consolidated Balance Sheet                                 F-2
Consolidated Statements of Operations                      F-3
Consolidated Statements of Stockholders' Equity            F-4
Consolidated Statements of Cash Flows                      F-7
Notes to Consolidated Financial Statements                 F-8



     As used in this prospectus, the terms "we," "us," "our," and "the Company," mean OBN Holdings, Inc., a Nevada corporation. The term "selling shareholders" means our shareholders who are offering to sell their shares of OBN Holdings, Inc. common stock that are being registered through this prospectus. The term "common stock" means our common stock, par value $0.001 per share and the term "Shares" means the 9,385,360 shares of common stock being offered through this prospectus.

                            Prospectus Summary

     Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus. You should consider the information set forth under "Risk Factors" and our financial statements and accompanying notes that appear elsewhere in this prospectus.

     We are a holding company for three wholly owned operating subsidiaries: Omni Broadcasting Network, Eclectic Entertainment and Products On Demand Channel.

     We were incorporated in Nevada in 2003. For the fiscal year ended June 30, 2003, we achieved revenues of $33,639.

     Our principal office is located at 8275 South Eastern Avenue, Suite 200, Las Vegas, Nevada 89123. Our telephone number is (702) 938-0467 and our fax number is (702) 990-8681.

                               The Offering

Securities Offered                             9,385,360 shares of
                                               common stock, 6,785,360
                                               which is being offered by
                                               the selling shareholders
                                               and 2,600,000 which is
                                               being offered by The
                                               Company; See "Description
                                               of Securities"


Common Stock Outstanding, before offering      5,785,360
Common Stock Outstanding, after offering <F1>  9,385,360


Proposed OTC Bulletin Board Symbol             OBNH


Use of Proceeds                                Any and all proceeds
                                               received from this
                                               offering will be used for
                                               acquiring and producing
                                               programming, increasing
                                               our broadcast affiliate
                                               base, purchasing and/or
                                               leasing television
                                               stations, working capital
                                               and other general
                                               corporate purposes.  We
                                               will not receive any
                                               proceeds from the sale of
                                               common stock by our
                                               selling shareholders.  Of
                                               the shares being
                                               registered, 1,000,000 may
                                               be acquired by the
                                               selling shareholders by
                                               exercising warrants to
                                               purchase such shares from
                                               us at a price of $4.00
                                               per share. We will receive
                                               proceeds to the extent
                                               that any of the warrants
                                               are exercised and intend
                                               to use the proceeds from
                                               the exercise of any of
                                               the warrants as described
                                               above.


Dividend Policy                                We do not intend to pay
                                               dividends on our common
                                               stock.  We plan to retain
                                               any earnings for use in
                                               the operation of our
                                               business and to fund
                                               future growth.

<F1>
(1) Assumes the exercise of all 1,000,000 warrants.

Risk Factors

     The securities offered by this prospectus are highly speculative and very risky. We have described the material risks that we face beginning on the following page. Before you buy, consider the risk factors described and the rest of this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. Please refer to "Risks Associated with Forward-looking Statements" on page 9.

                              Risk Factors

     The securities offered are highly speculative. You should purchase them only if you can afford to lose your entire investment in us. You should carefully consider the following risk factors, as well as all other information in this prospectus.

     Certain important factors may affect our actual results and could cause those results to differ significantly from any forward-looking statements made in this prospectus or otherwise made by us or on our behalf. For this purpose, any statements contained in this prospectus that are not statements of historical fact should be considered to be forward-looking statements. Words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negatives of those words, identify forward-looking statements. These statements appear in a number of places in this prospectus and include statements as to our intent, belief or expectations. These forward-looking statements are subject to the risks detailed below or elsewhere in this prospectus, or detailed from time to time in our filings with the Securities and Exchange Commission. See "Risks Associated With Forward-Looking Statements" on page 9.

     Investors should assume that, even if not specifically stated within this document, if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks related to our business:
-----------------------------

We have very little operating capital and may be forced to file bankruptcy.
--------------------------------------------------------------------------

     The growth of our business will require significant additional investment. We do not presently have adequate cash from operations or financing activities to meet our long-term needs. As of June 30, 2003 we had $28,795 in cash resources to use in executing our business plan. We anticipate that unless we are able to raise net proceeds of at least $2,000,000 within the next twelve months that we will not be able to execute our business plan in a meaningful way. However, even if all shares offered through this prospectus are sold, and we raise gross proceeds of $7,800,000, and if the 1,000,000 warrants are exercised to raise an additional $4,000,000, there can be no guarantee that we will be successful in executing our plan or achieving profitability. Due to our early stage of development, regardless of the amount of funds we raise, there is a substantial risk that all investors may lose all of their investment. Even if we sell all shares offered through this registration statement, we expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations.

We have a limited operating history, have not commenced full operations and we may not be able to achieve or maintain profitability.
----------------------------------------------------------------------

     We are a relatively young company and our proposed operations are impacted by all of the risks inherent in such a business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development of a business in a competitive and rapidly changing industry. As with an investment in any emerging growth company, ownership of common shares may involve a high degree of risk, and is not recommended if you cannot reasonably bear the risk of a total loss of your investment.


     We are highly dependent on our directors and management and the loss of their services would detrimentally affect our ability to execute our business plan.
----------------------------------------------------------------------------

     Our directors and management will encounter a significant challenge in their efforts to expand the business and to manage our growth effectively. There can be no guarantee that management's efforts will be successful, that management can manage our growth or that the anticipated benefits of expansion will be fully realized. The dedication of management resources to such efforts may detract attention from our day-to-day business.

     Our success depends to a significant degree upon the continued contributions of our management team, particularly the efforts of founding officer, Roger Neal Smith.

     Success is also dependent on attracting and retaining qualified management, marketing, sales executives and personnel. Competition for the most desirable employees is extremely intense with better capitalized companies offering signing bonuses and other benefits we cannot presently afford to offer. As such, there can be no guarantee that we will be successful in attracting and retaining such executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our results of operations, development efforts and ability to expand.

Our officers and directors are not required to continue as
shareholders and may not maintain an equity interest in the company in which case their interests may not mirror those of our shareholders.
----------------------------------------------------------------------

     We are registering all of our shares of common stock held by our officers and directors and all shares held by our officers and directors are being offered for sale. There is no requirement that our current or any of our future officers and/or directors retain any of their shares of our common stock. Accordingly, there is no assurance that all or any of our officers and/or directors will continue to maintain an equity interest in the company.

We have arbitrarily determined the offering price. Accordingly the price you pay may not accurately reflect the value of our common stock.
----------------------------------------------------------------------

     We have arbitrarily determined the offering price of the common stock because there is no market for any of our securities. There can be no assurance that the offering price accurately reflects the value of our common stock or that investors will be able to sell the common stock for at least the offering price or at any price at any time.


Our existing management has the voting power to greatly influence our affairs and may make decisions that do not necessarily benefit all shareholders equally.
----------------------------------------------------------------------

     Our Chairman and CEO, Roger Neal Smith, currently beneficially owns 30.21% of our outstanding common stock. Collectively our officers and directors currently beneficially own approximately 49.66% of our outstanding common stock, which provides them the ability to greatly influence all of our
activities.   Even if the maximum number of shares of common stock is
sold, current directors and management will control approximately 35.90% of the voting stock (assuming they do not sell their shares), which may continue to be sufficient to elect all of our directors and control our management, policies and operations.

You may not be able to buy or sell our stock at will and may lose your entire investment.
----------------------------------------------------------------------

     We are not listed on any stock exchange at this time.   We hope
to become a bulletin board traded company. Such stocks are often known as "penny stocks" and are subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stocks. These disclosures require you to acknowledge you understand the risk associated with buying penny stocks and that you can absorb the entire loss of your investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is oftentimes volatile and you may not be able to buy or sell the stock when you want.

Future sales of our common stock may have a depressive effect upon its price.
----------------------------------------------------------------------

     All 5,785,360 of the currently outstanding shares of common stock were issued at prices lower than the price of the shares of common stock in this offering. With the exception of certain shares of common stock being unrestricted, the majority of these shares are "restricted securities" as that term is defined by Rule 144 of the Securities Act, and in the future, may be sold in compliance with Rule 144 or pursuant to an effective registration statement. Rule 144 allows a person, if certain requirements are met, who has beneficially owned restricted securities for a period of one year to, every three months, sell in brokerage transactions an amount that does not exceed the greater of (1) 1% of the outstanding number of shares of a particular class of such securities or (2) the average weekly trading volume in such securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four weeks prior to the filing of a notice of sale by a securities holder. In the future, sales of presently restricted securities may have an adverse effect on the market price of our common stock should a public trading market develop for such shares.

Risks related to this offering:
-------------------------------

There is no minimum amount that must be raised through this offering.

     We are offering these shares of common stock on a best-efforts, no minimum basis. There is no guarantee that we will sell all or any specific amount of the shares being offered. We will not place any funds raised into any trust, escrow or similar account. Any proceeds raised from the sale of any shares will be placed in our general operating account and will be available for our use immediately. Accordingly, even if we do not raise enough funds to execute our business plan fully, any funds raised will be used in attempting to execute our business plan.

There has never been a market for our common stock.

     Prior to this offering, there has been no public trading market for our common stock and there can be no assurances that a public trading market for the common stock will develop or, if developed, will be sustained. Although we hope to be accepted for quotations on the Over the Counter Bulletin Board, there can be no assurance that a regular trading market will develop for the common stock offered through this prospectus, or, if developed, that it will be maintained.

There is no assurance of future dividends being paid.

     At this time we do not anticipate paying dividends in the future, but instead plan to retain any earnings for use in the operation of our business and to fund future growth. We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future cash dividends and distributions is at the discretion of our Board of Directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions.

Risks associated with forward looking statements.

     This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to:

(1) 	Our ability to obtain a meaningful degree of consumer acceptance for our products now and in the future,
(2) 	Our ability to market our products now and in the future,
(3) 	Our ability to maintain brand-name recognition for our products now and in the future,
(4) 	Our ability to maintain pricing and thereby maintain adequate profit margins,
(5) 	Our ability to achieve adequate intellectual property protection
        and
(6) 	Our ability to obtain and retain sufficient capital for future operations.

                          Use Of Proceeds


     We will not receive any proceeds from the sale of securities being offered by our selling shareholders.

     Our proceeds from this offering will vary depending on how many shares of our common stock we are able to sell. If we sell all shares of common stock being registered in this offering, we will receive proceeds of $7,800,000. Additionally, we will receive proceeds to the extent that any of the warrants are exercised. If all 1,000,000 warrants are exercised we will receive additional proceeds of $4,000,000. Any and all proceeds received will be used for licensing programming that will be aired on the Omni Broadcasting Network, internally produce programming that will be aired on the Omni Broadcasting Network and that will be sold to other US and foreign television networks and stations, increasing the number of affiliate television stations, maintaining our satellite uplink capabilities, for purchasing and/or leasing other television stations, and for working capital and general corporate purposes.

     We expect to incur expenses of approximately $129,280 in connection with the registration of the shares.

     The table below shows how proceeds from this offering would be used for scenarios where we sell various amounts of the shares and the priority of the use of net proceeds in the event actual proceeds are not sufficient to accomplish the uses set forth. The table assumes that none of the warrants are exercised. While management has developed the following estimates to the best of its ability, there can be no assurance that we will spend the use of proceeds exactly as laid out in the table.


Total shares offered               2,600,000    2,600,000    2,600,000   2,600,000
Percent of total shares offered       25%          50%          75%         100%
Shares Sold                          650,000    1,300,000    1,950,000   2,600,000


Gross proceeds from offering       1,950,000    3,900,000    5,850,000   7,800,000
Less:  offering expenses             129,280      129,280      129,280     129,280


Net proceeds from offering         1,820,720    3,770,720    5,720,720   7,670,720


Use of net proceeds
     Content Development             340,000    1,014,000    1,872,000   2,730,000
     Content Acquisition             170,000      312,000      409,500     624,000
     TV Station Affiliation Expenses 331,500      585,000      585,000     546,000
     TV Station Purchase/Lease       145,000      382,000      694,000   1,045,000
     Satellite Uplink Expenses       432,000      432,000      432,000     432,000
     Working Capital                 292,500      663,000    1,170,000   1,560,000
     General Operating Expenses      109,720      382,720      558,220     733,720


     It is possible that no proceeds may be raised from this offering. It is also possible that some, but not all of the 2,600,000 shares offered will be sold. If fewer than all of the shares are sold, we may ultimately need to modify or delay our business plan. There can be no assurance that any delay or modification will not adversely affect our development and ultimately our chance of success. If we require additional funds to develop our plan, such funds may not be available on terms acceptable to us, or at all.

     The amounts set forth above are estimates developed by our management for allocation of net proceeds of this offering based upon our current plans and prevailing economic and industry conditions and assumes that we are able to sell the numbers of the shares set forth in each column above. Although we do not currently contemplate material changes in the proposed use of proceeds set forth above, to the extent that our management finds that adjustments are required, the amounts shown may be adjusted among the uses indicated above. Our proposed use of proceeds is subject to changes in general, economic and competitive conditions, timing and management discretion, each of which may change the amount of proceeds expended for the purposes intended. The proposed application of proceeds is also subject to changes in market conditions and our financial condition in general. Changes in general, economic, competitive and market conditions and our financial condition would include, without limitation, the occurrence of a national economic slowdown or recession, a significant change in the entertainment industry and the environment in which we operate, and/or regulatory changes in general. While our management is not currently aware of the existence or pending threat of any of the foregoing events, we provide you no assurance that one or more of such events will not occur.

                  Determination of Offering Price

     Prior to this offering, there has been no market for our common stock. The offering price of the shares was arbitrarily determined and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining the price were our historical sales levels, estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information.


                             Dividend Policy

     It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant.

                               Dilution

     Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. Our net tangible book value at June 30, 2003 was $76,323 or $0.013 per share of common stock. Dilution per share represents the difference between the offering price of $3.00 per share and the net tangible book value per share of common stock, as adjusted, immediately after this offering.

     After giving effect to the completion of the offering and after deducting offering expenses estimated to be $129,280, our pro forma net tangible book value will be $7,747,043 or $0.92 per share. This represents an immediate increase in pro forma net tangible book value of $0.91 per share to existing stockholders and an immediate dilution of $2.08 per share, or approximately 69% of the offering price, to investors purchasing shares of common stock in the offering.

     Public offering Price per share                         $ 3.00
     Net Tangible Book Value per share before offering       $ 0.013
     Increase Per Share attributable to sale of these shares $ 0.91
     Pro-Forma Net Tangible Book Value after offering        $ 7,747,043
     Dilution per share to Public Investors                  $ 2.08

     The following table summarizes as of August 25, 2003, the number of shares purchased as a percentage of our total outstanding shares, the aggregate amount paid for such shares, the aggregate amount paid figured as a percentage of the total amount paid, and the average amount paid per share for such shares. For purposes of this table, the sale to the public of these shares is assumed to have taken place on August 25, 2003.



                        Shares Purchased       Total Consideration Paid     Average Price
                       Number     Percent       Amount          Percent     per Share
                       ------     -------       ------          -------     -------------
Existing Shareholders 5,785,360    68.99%      $1,115,591        12.51%       $0.19
New Investors         2,600,000    31.01%      $7,800,000        87.49%       $3.00
                      ---------   -------      ----------       -------     -------------
Total                 8,385,360   100.00%      $8,915,591       100.00%       $1.06



     The following table sets forth the estimated net tangible book value ("NTBV") per share after the offering (net of assumed offering costs of $129,280) and the dilution to persons purchasing shares based upon various levels of sales of the shares being achieved:




Shares outstanding prior to offering     5,785,360

Total shares offered                            2,600,000       2,600,000       2,600,000       2,600,000
Shares sold                                       650,000       1,300,000       1,950,000       2,600,000
Public offering price                                3.00            3.00            3.00            3.00

Per share increase attributable to new investors    0.282           0.530           0.736           0.911
NTBV per share prior to offering                    0.013           0.013           0.013           0.013
                                              -----------     -----------   -------------      ----------
Post offering pro forma NTBV per share              0.295           0.543           0.749           0.924

Dilution to new investors                            2.70            2.46            2.25            2.08
Percent of dilution of the offering price           90.17%          81.90%          75.02%          69.20%


                             Plan of Operation

     The following is a discussion of our plan of operations and our liquidity and capital resources. To the extent that our analysis contains statements that are not of a historical nature, these statements are forward-looking statements, which involve risks and uncertainties. See "Risks Associated With Forward Looking statements". The following should be read in conjunction with our Financial Statements and the related Notes included elsewhere in this prospectus.

Overview

     OBN Holdings, Inc. ("OBN") was established in February 2003 as an entertainment company with three primary subsidiaries - Omni Broadcasting Network, Inc. ("Omni"), Eclectic Entertainment, Inc. ("Eclectic") and the Products on Demand Channel, Inc. ("POD"). The three subsidiaries existed before OBN: Omni was incorporated in
January 2001, Eclectic in July 2002 and POD in December 2002.   OBN is
a development stage company since all of its activities have been devoted to developing program content, establishing TV station affiliations, securing broadcast uplink capabilities and creating advertiser relations. Now that all the key requirements for a successful television network have been obtained and our key relationships have been established the Company will officially launch its broadcast operations in September 2003.

     The Company information contained in this SB-2 is forward-looking, dealing with potential future circumstances and developments. Any financial projections contained herein are based on management's most realistic expectations from operations. However, the actual results could differ materially from our projected results due to factors that we were not able to accurately predict or control. Therefore, the reader should understand there are risks and uncertainties associated with relying totally on forward-looking information.

Plan of Operation:
------------------

     Future operations will not significantly change from the
operational protocol employed during the test period which is coming to an end. POD will continue to process submitted infomercial and paid programming tapes in the same manner.  The uplink and broadcast
procedures will remain the same.   Omni will continue to evaluate
programming content, develop the programming grid, package the programs for airing and work with affiliate stations. Eclectic will continue to develop programs.

     The organization is structured to operate as efficiently and cost effectively as possible. To that end, rather than incurring the overhead and personnel expenses associated with having in-house sales and marketing departments, OBN is contracting with outside vendors for those services. The following is a brief overview of the major outside vendors being used, and the services they are providing:

    - Omni will continue with its exclusive agreement with Feature This! to handle securing product placement, sponsorship and advertising opportunities for the broadcast network. Feature This! specializes in representing both advertisers seeking to have their products appear in television programs, and producers seeking product placement opportunities. Feature This! has successfully placed products on numerous major television series.

    - Omni and POD will continue in their exclusive agreement with Access Media Group ("AMG") to secure broadcast and cable television affiliates throughout the country. AMG specializes in securing airtime for advertisers and content providers, and has successfully sold time to numerous shopping groups, including the Product Information Network, Shop At Home and America's Collectibles Network.

    - POD's agreement with Infomercial Sales, Inc. ("ISI") to secure infomercial advertisers will continue in force. Having been in business for nearly eighteen years, ISI specializes in placing infomercials on broadcast and cable television stations and networks nationwide.

    - OBN, through Omni, will continue to use its twenty-four hour-a-day, seven day-a-week satellite feed through Jones Media
         ("Jones").   Jones, based in Colorado, owns satellite transponder
         space on two major domestic satellites and operates a broadcast facility and teleport. Jones provides OBN with the satellite transponder space and master-control services to send the programming to the satellite.

    - Television station KSSY, which was recently acquired by the Company through a capital lease agreement, will be airing Omni and POD programming as well as broadcast programming originated from the local area. Currently, the television station broadcasts programming from the Shop at Home network. The Company is currently negotiating with National Lampoon to broadcast National Lampoon's programming on the television station during late evening hours.

    - Retro Records, which will be focusing on distributing music produced by established recording artists, is currently in negotiations with three such artists. Eclectic Recording Artists, the record company that will focus on releasing music from television series and feature film soundtracks, is currently in discussions with film production companies to produce and distribute their soundtracks.

     Omni and POD will continue to share the uplink and broadcast signal where Omni broadcasts during the prime time hours and weekend
mornings and POD broadcasts the remainder of the hours.   However, the
two networks will develop different target markets by creating different brand images. Where Omni is a family entertainment network,
POD is a paid programming and infomercial network.   As a result, the
affiliate station base will be different, although there may be some stations that are affiliated with both networks.

     Omni will broadcast from 8:00 p.m. to 11:00 p.m. (Eastern Standard Time) Monday through Sunday, and 8:00 a.m. to 11:00 a.m. (Eastern Standard Time) Saturday and Sunday. The types of programming will include feature films, series, sports, reality-based programming
and programs for children.   The objective is to provide quality
programming to viewers nationwide. It will broadcast programming that can be comfortably viewed by the whole family - i.e., no gratuitous sex or violence. Omni's prime time target audience is the educated adult (25 to 60 years old) with a median annual income ($25,000 to
$60,000).   Rather than purchasing the rights for the programming, in
many instances Omni plans to negotiate a revenue-sharing or barter relationship. That is, it will either split the proceeds generated from the program's advertising sales with the program producer, or allocate a certain amount of advertising time within the program for the producer. Arrangements such as this are in line with cost saving plans of operation.

     POD will broadcast Monday through Friday for 21 hours each day (11:00 p.m. to 8:00 p.m. the following evening, Eastern Standard
Time), and Saturday and Sunday for 18 hours each day (11:00 p.m. to 8:00 a.m. and 11:00 a.m. to 8:00 p.m., Eastern Standard Time). The types of programming will include approved infomercials and paid programming. Again, we will seek a wholesome image and will not accept programs that project a poor image of the Company.

     Eclectic will develop and produce television series, special television programs and feature films. Once a television program is developed, financing will be obtained in the form of product placement and sponsorship. The product placement company Feature This has been engaged to secure sponsorship and product placement for the programs. For film projects, financing will be obtained in the form of product placement, private investment, foreign investment and joint ventures between Eclectic and film studios. Eclectic has three television series under development at this time - L.A. Food Scene, The Mini Movie Hour and The Adventures Of Unit 28. In addition, Eclectic will manage the development and sale of product merchandising associated with its television series and feature film projects.

     As of June 30, 2003 the Company formed two wholly owned subsidiaries to act as record companies to distribute music produced for its television and feature film projects, and music from established recording artists. Retro Records, which will be focusing on distributing music produced by established recording artists, is currently in negotiations with three such artists. Eclectic Recording Artists, the record company that will focus on releasing music from television series and feature film soundtracks, is currently in discussions with film production companies to produce and distribute their soundtracks.

     Funds received from this stock offering should be sufficient to cover operating cost for 24-36 months.  Therefore, we do not anticipate a need to seek additional operating capital during the next
twelve months.   Revenues generated during that period are expected to
sustain operations. However, Eclectic will raise additional funds via joint-venture partnerships for the purpose of producing specific feature films. Each film or series of films will have its own financing vehicle.

     During the next twelve months we plan to make leasehold improvements to our leased office space that are estimated at $30,000. In addition, a networked computer system with business management software will be purchased. We estimate the cost for this investment at $10,000.

     We do not anticipate any changes in key executives or managers.
However, we will hire additional support personnel as necessary.   The number
of full-time employees is expected to increase by five during the next twelve months. We will continue to employ part time employees on an as needed basis.

Revenues:
---------

     Prior to OBN's incorporation, Omni generated $200,000 of other income by providing consulting services to FOCEN Inc, a motion picture
production company.   These funds remain as an account receivable on
the Company's financial statements. In addition, Omni recorded $250,000 of deferred revenue for consulting services to be performed in fiscal year 2003-04 under an agreement with Game Show Products. We will recognize this revenue as the services are performed.

     Total revenue generated since inception totals $33,639. This revenue is primarily from advertisers purchasing time on the POD. We began broadcasting infomercials during February 2003 as a pilot test period during which time the uplink, affiliate broadcast and
administration processes were debugged.   Omni did not participate in
the six-month broadcast test period and no revenues were generated by
this subsidiary during that time.   All activities at Eclectic during
the test period involved the development of television programs with the goal of generating revenues once they are aired on Omni in September 2003. No revenues were generated for Eclectic during the six-month test period.

     Future revenues are projected for all three subsidiaries
immediately after the official launch in September 2003.   POD has
already sold $216,000 of air time for the fiscal year 2003-04 to the All Sports Television Network (an independent network without uplink capabilities) and anticipates selling the remainder of its air time to paid programming providers and other entities wishing to have their
programming aired.   Omni program sponsorships and advertisers are
being secured in preparation for the official September network launch.

Cost and Expenses:
------------------

     The Selling, General and Administrative expenses during fiscal 2003 totaled $1,021,243, many of which were one-time expense items. Among the items expensed during that period are attorney costs, accountant costs, marketing-related costs, TV station affiliate development costs, product distribution development costs, satellite uplink and program development content, including $618,430 of non-cash expenses to various consultants. All of these expenses were necessary to establish a strong foundation and infrastructure for OBN Holdings.

     The major on-going expenses include the affiliate station
charges, satellite uplink expenses, salaries, sales commissions and
program development expenses.   These ongoing costs are expected to be
substantially less than the initial one-time expenses shown in fiscal 2003 Statement of Operations.

Liquidity and Capital Resources:
--------------------------------

     As of June 30, 2003 the Company's current liabilities of $504,232
exceeded current assets of $485,695 by $18,537.   However, nearly 50%
of the liabilities were deferred revenues ($250,000) that could not be recognized as the services had not been performed as of June 30, 2003. Further, approximately 20% of liabilities represented accrued payroll ($114,224) for executives who opted to defer taking salaries during
the broadcast test period.   Lastly, 10% of the liabilities were for a
capital lease ($50,771) that, subsequent to June 30, 2003, was paid off.

     The Stockholders' Equity section of the balance sheet as of June
30, 2003 includes $56,339 of prepaid expenses.   This amount
represents common stock issued to an outside consultant for the continued support in the development of our TV station affiliate network through January 2004.

Forward Looking Statements

     Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in its forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations.

Recent Accounting Pronouncements
--------------------------------

     In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." SFAS
148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS 148 are effective for financial statements issued for fiscal years ending after December 15, 2002. The Company has applied the disclosure provisions of SFAS 148 in its consolidated financial statements and the accompanying notes.

     In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company's adoption of FIN 45 in fiscal 2003 did not have a material impact on its financial position or results of operations.

     In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company does not expect the adoption of SFAS 150 to have a material impact upon its financial position or results of operations.


Critical Accounting Policies

     Our Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies, among other, affect our more significant judgments and estimates used in the preparation of our financial statements:

Allowance for Doubtful Accounts
-------------------------------

     We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance for doubtful accounts is based on specific identification of customer accounts and our best estimate of the likelihood of potential loss, taking into account such factors as the financial condition and payment history of major customers. We evaluate the collectibility of our receivables at least quarterly. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The differences could be material and could significantly impact cash flows from operating activities.

Web Site Development
--------------------

     The Company capitalizes costs related to its web site development in accordance with Emerging Issues Task Force Issue No. 00-2, "Accounting for Web Site Development Costs." Web site development costs are amortized using the straight-line method over the estimated useful life of three years. The Company's management assesses the recoverability of its web site development costs by determining whether the depreciation and amortization of these costs over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management. Based on its analysis, the Company believes that no impairment of the carrying value of its website development costs existed at June 30, 2003. There can be no assurance, however, that market conditions will not change which could result in future long-lived asset impairment.

Deferred Taxes
--------------

     We record a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. We have considered estimated future taxable income and ongoing tax planning strategies in assessing the amount needed for the valuation allowance. Based on these estimates, all of our deferred tax assets have been reserved. If actual results differ favorably from those estimates used, we may be able to realize all or part of our net deferred tax assets. Such realization could positively impact our operating results and cash flows from operating activities.

                              Business

GENERAL

     OBN was incorporated in January 2003 as a Nevada corporation. Omni was incorporated in January 2001 as a Delaware corporation, and filed as a foreign corporation in Nevada and California. Omni's primary purpose was to function as a national broadcast television network. To segregate Omni's primary objective from other related activities, in 2002, Eclectic, a Nevada corporation, was formed as a wholly owned subsidiary of Omni. Eclectic's primary function was to serve as the production, licensing and merchandising arm for the organization. Since Omni had no intention to broadcast 24 hours a day, seven days a week because of the great expense related to such an activity, in 2002, POD, a Nevada corporation, was formed as a wholly owned subsidiary of Omni. POD's primary function is to sell the time not being used by Omni to independent producers, infomercial companies, small television networks, and any other entity seeking an outlet from which to broadcast their programming. Realizing that the structure at the time resulted in the President and General Manager of Omni being responsible for activities not directly related to network broadcasting, OBN was created, and Eclectic and POD were removed from Omni's control. As a result, OBN is comprised of three wholly owned subsidiaries: Omni, Eclectic and POD. Each is described below.

OMNI BROADCASTING NETWORK
-------------------------

Omni is a national broadcast television network designed to deliver quality programming to viewers nationwide. The network's target viewing audience is adults 25 years of age and older. However Omni will air programming that can be comfortably viewed by the whole family - i.e., no gratuitous sex or violence.

BROADCAST OPERATIONS
--------------------

Broadcast Operations is the core business activity for the Omni Broadcasting Network. Omni will broadcast from 8:00 p.m. to 11:00 p.m. (Eastern Standard Time) Monday through Sunday, 8:00 a.m. to 11:00 a.m. (Eastern Standard Time) Saturday and Sunday, and 8:00 a.m. to 9:00 a.m. (Eastern Standard Time) Monday through Friday. The types of programs currently being planned include feature films, series of various genre, sports, reality-based shows and programs for children. The following contains a brief overview of the activities related to Omni's broadcast operations.

Master Control and Uplink - The satellite uplink consists of two major activities. The first is the master control operations, which involves the timing and transmission of the programming from Earth to a satellite. The second is the actual broadcasting of the signal on the satellite, which makes it possible for affiliates nationwide to capture the signal and rebroadcast it in their respective areas. These activities are handled by Jones Media, which is based in Colorado.

Program Acquisition - This encompasses the activities related to securing programs that will air on Omni. The tasks associated with this area of operation include identifying independent producers and representatives, selecting the material suitable for Omni's target audience, and negotiating licensing fees. This activity is handled internally.

Program Scheduling - Program scheduling activities involve determining the types of programming suitable for the target audience, and selecting the time periods in which the programs will air. Also, this area will determine what types of new programs will premiere on Omni. This activity is handled internally.

SALES AND MARKETING OPERATIONS
------------------------------

Sales and Marketing Operations involve all of the activities necessary to generate, and subsequently increase, the number of sales on the network, as well as determining the proper amount to charge for airtime. The two areas related to this activity are described below:

Affiliate Relations - A key element for Omni's success is its network of affiliate stations. The primary function of this area is to continually add independent stations, station groups, networks and cable systems to the Omni affiliate base. The Access Media Group handles this activity.

Television Sales - This area involves contacting advertisers and advertising agencies in order to sell time, negotiating with potential advertisers, and securing product placement and sponsorship revenue for Omni. The company Feature This handles this function.

ECLECTIC ENTERTAINMENT
----------------------

Eclectic is responsible for providing production services and facilitating merchandising activities for all of the entities under the OBN Holdings umbrella. The corporation is comprised of four operational areas - Feature Film Operations, Television Operations, Music Operations, and Merchandising.

FEATURE FILM OPERATIONS
-----------------------
Feature Film Operations consists of all the activities related to producing motion pictures for theatrical release. Currently, Eclectic is considering three projects for development. Feature Film Operations consists of two functional areas, which are described below.

Film Production - This area is responsible for producing feature films. Included in the activities related to this area are identifying scripts, developing budgets, and creating film packages. Film projects to be focused on will be those for theatrical release, as opposed to made-for-TV movies.

Film Financing - Once a film project has been identified, this area will be responsible for securing financing for the project. It is expected that financing will be obtained in the form of product placement, private investment, foreign investment and joint ventures between Eclectic and film studios.

TELEVISION OPERATIONS
---------------------
Television Operations consists of all of the activities required to produce original television programs that will be shown on the Omni Broadcasting Network. Currently, Eclectic has begun development of five original television series - The Mini Movie Hour, The Adventures of Unit 28, The L.A. Food Scene, The Vegas Variety Hour, and "B" Movie Classics. Television Operations is comprised of two areas, which are described below.

Program Production -- Eclectic will develop and produce television series and special programs that will be aired on Omni. The types of series will include a combination of game shows, comedies and dramas. Specials will include sporting events, entertainment shows and documentaries.

Program Financing - Once a television program is developed, this area will be responsible for securing financing for the project. It is expected that financing will be obtained in the form of product placement and sponsorship. The product placement company Feature This has been engaged to secure sponsorship and product placement for this activity.

MUSIC OPERATIONS
----------------
Music Operations consists of all of the activities related to the production and distribution of music related products such as CD's, DVD's and cassette tapes. Eclectic is forming two record companies - Retro Records and Eclectic Recording Artists. The purpose of Retro Records is to enter into agreements with recording artists who have previously been extremely successful in the music industry, but do not currently have a recording contract. Eclectic Recording Artists has been formed as a distribution outlet for feature film and television series soundtracks. It will also be utilized as a method for introducing new artists to the public. However, the only new artists that will be on the label are those who are featured on soundtracks of feature films and television programs produced by Eclectic.

MERCHANDISING
-------------
In addition to the film and television areas of operation, Eclectic has established an additional operational area to handle product merchandising. The Merchandising areas are described below.

Product Licensing - Whenever it is deemed feasible, Eclectic will seek worldwide licenses and sublicenses of products and characters aired on the Omni network.

Product Creation - Eclectic will attempt to create merchandise associated with all of the television programs and feature films owned by Eclectic, and will market the products through the Omni and Products On Demand networks, via the internet and through all other feasible marketing channels.

PRODUCTS ON DEMAND CHANNEL

POD is a cable and broadcast television network designed to deliver informational and direct-response programming to audiences throughout the United States. The company's primary business is providing companies the ability to air 30-minute infomercials to a national audience, and affording independent producers and distributors the ability to air programming to the general market.

BROADCAST OPERATIONS
--------------------
Broadcast Operations consist of all the functional activities required to broadcast commercials, infomercials and other paid programming over the Products on Demand Channel network of affiliates. POD and Omni will be sharing the same uplink facilities. POD will be broadcasting Monday through Friday for 20 hours each day (12:00 midnight to 8:00 a.m., 9:00 a.m. to 8:00 p.m., and 11:00 p.m.
to 12:00 midnight, Eastern Standard Time), and Saturday and Sunday for 18 hours each day (12:00 midnight to 8:00 a.m., 11:00 a.m. to 8:00 p.m. and 11:00 p.m. to 12:00 midnight, Eastern Standard Time). Broadcast operations consist of two areas, which are described below:

Master Control and Uplink - The satellite uplink consists of two major activities. The first is the master control operations, which involves the timing and transmission of the programming from Earth to the satellite. The second is the actual broadcasting of the signal on the satellite, which makes it possible for affiliates nationwide to capture the signal and rebroadcast it in their respective areas.

Video Tape Processing - Although the videotapes received by POD are complete programs, POD must assure that the material is the format required by the master control. Also, an important part of the processing is to assure that the programs are aired in the timeslots purchased by customers.

SALES AND MARKETING OPERATIONS
------------------------------
Sales and Marketing Operations involve all of the activities necessary to generate and subsequently increase the number of sales on the network, as well as determining the proper amount to charge for airtime. The two areas related to this activity are described below:

Affiliate Relations - A key element for POD's success is its network of affiliate stations. The primary function of this area is to continually add independent stations, station groups, networks and cable systems to the POD affiliate base. The Access Media Group, which is located in New Jersey, handles these activities.

Broadcast Sales - This area involves contacting advertisers and advertising agencies in order to sell time on POD as well as coordinating the broadcast schedule. Infomercial Sales, Inc., which is located in Las Vegas, handles this function.

Industry analysis

Contained in this section is information about the overall television industry and the existing television networks.

A.	Television Stations

In July 2003, the Federal Communications Commission (FCC) announced that as of the second quarter of fiscal year 2003, a total of 4,447 television broadcast licenses were issued. The total consisted of 1,345 commercial VHF and UHF stations, 381 educational VHF and UHF stations, 600 Class "A" VHF and UHF stations, and 2,121 low-power VHF and UHF stations. Since an FCC broadcast license is not required to broadcast on cable television, the FCC statistics do not include stations that broadcast only on cable television. The term "low-power" (LP) refers to the power of a station's broadcast signal. Although a low-power station has a limited reach over the airwaves, cable companies have made it possible for LP stations to greatly increase their exposure. TBS in Atlanta and WGN in Chicago are prime examples of LP stations that became "super stations" by being aired on cable systems.

Although some LP stations have state-of-the-art facilities, many have very basic broadcast equipment. The major equipment necessary for a television station to broadcast is an antenna and a transmitter. It is not uncommon for LP stations to be housed in an owner's home or garage. Unless a station actually develops its own programming, cameras and studio equipment are unnecessary. Due to the limited area covered by low-power stations, and the limited revenue that can be generated, most LP station owners do not have the resources or desire to produce original programming. In many cases, except for local news and shows relating to the community, most commercial stations also refrain from producing much of their own programming. This is also due to expense associated with producing a quality product.

B.	Television Networks

TVRadio World, an industry trade publication, reports that there are currently twenty-three national television networks in existence.
The following is a breakdown of the types of programming being provided.


General Market Programming....9 networks  Hispanic Programming.......4 networks
Religious Programming.........4 networks  Home Shopping Programming..3 networks
Music Programming.............1 network   Infomercial Programming....1 network
Public Broadcasting...........1 network

The major providers of original general market programming are ABC, CBS, NBC and Fox. Primarily full-power television stations air their programming. PAX, UPN and The WB provide programming primarily to commercial stations and larger low-power stations. America One (A1) and the American Independent Network (AIN) are the primary providers of general market programming to low-power stations. Normally, if an LP station seeks an affiliate relationship, A1 or AIN is contacted. If no affiliate station exists in the station's market, terms are negotiated. Although there are no regulations banning more than one station airing a network's programming in the same area, affiliates prefer an exclusive relationship.

During prime-time hours, UPN and The WB air programming that is primarily designed for a young audience. PAX broadcasts programming consisting primarily of old television series and specialty shows. PAX recently reduced its California sales and marketing staff by 60%, and relocated the remaining staff to Florida. Additionally, it has reduced the amount of entertainment programs being broadcast, and replacing the programs with infomercials. America One and AIN programming primarily consists of public domain films and television series dating back to the 1920's, 1930's and 1940's. AIN has experienced major managerial and financial problems, and filed for Chapter 11 bankruptcy protection. Our management team believes that the situations in which both PAX and AIN finds themselves has created a greater opportunity for a new general-market television network.

The Product Information Network (PIN), which was formed as a result of a joint venture between Jones Media and Cox Communications, is currently the only infomercial network. PIN focuses on broadcasting infomercials and other forms of paid programming on broadcast and cable television 24 hours a day. Recently, PIN was sold to Access Television Network, which broadcasts infomercials on cable television systems 24 hours a day. After acquiring PIN, Access television fired all but two employees and began reorganizing the company. Many of PIN's broadcast affiliates have terminated their contracts. Our management team believes that this situation creates an opportunity for another infomercial company to enter the market.

Use of Internal and External Resources
--------------------------------------

Omni, POD, and Eclectic all use internal and external resources. The primary outside resources are marketing and advertising related.

    - Omni Broadcasting Network - Program acquisition, program development and all operational activities are handled internally. Two functions are handled by outside sources - master control and uplink services, and sales and marketing services. The master control and uplink services are handled by Jones Media, which is based in Colorado. This twenty-four hour a day activity provides a great deal of equipment and personnel, and would be cost prohibitive for the company to engage in. The sales and marketing services are being handled by Feature This, which is located in Burbank, California. Feature This specializes in this area, and has the staff to provide the services. Omni decided to use an outside company to provide these services because it reduces the company's overhead expenses by compensating the vendor on a performance basis. Feature This was selected because Omni felt that it can best address its needs.

    - Products On Demand Channel - Normal operations are handled internally. Sales and the master control and uplink services are handled externally. The master control and uplink services are handled by Jones Media, which is based in Colorado. This twenty-four hour a day activity provides a great deal of equipment and personnel, and would be cost prohibitive for the company to engage in. ISI, which is based in Las Vegas, currently handles sales. ISI has been in the business of selling long-form advertising (infomercials) for more than a decade. This company is compensated strictly on a performance basis. It was selected because of its success in selling long-form advertising.

    - Eclectic Entertainment - Eclectic handles all of the operational activities internally. The nature of a production company dictates that, when it produces television series or feature films, outside services are used. Since all productions have a completion period, having a full-time production staff would not be practical. All production people and services are selected at the time a production is mounted. The only predetermined outside vendor is Feature This, which will be responsible for identifying product placement opportunities. For its music operations, Eclectic handles the marketing and advertising activities internally. Distribution of the music will be handled by a major record distributor. Retro Records' recording artists are responsible for producing their own music.

PRODUCTS AND SERVICES

Omni Broadcasting Network, Inc.

                           Primary Revenue Sources

Television Advertising Sales- Gross revenue will be generated from advertising sales. Revenue will be based on charging an average price of $2,000 per 30-second spot, and selling only forty percent of the total 2,300 monthly commercial advertising spots available. Over the next three years, each year advertising rates will increase a minimum of $2,000 per 30-second spot.

Television Program Sponsorship - Gross revenue will be generated from advertisers sponsoring a television program. The initial per-episode charge for sponsorship will be $5,000, and will increase by $2,000 per year over the next three years. It is estimated that five sponsors will be secured during the first year, and an additional two will be added each year thereafter.

                    Secondary Revenue Sources

Website Advertising Sales - Omni plans to sell banner advertising on it site.

Internet Online Store Sales - Omni currently has an online store on its site. As the network begins broadcasting more original programming and enters into product licensing agreements, a more personalized store will be created.

Eclectic Entertainment, Inc.

                       Primary Revenue Sources

Film Exhibition - Eclectic's portion of the anticipated profit will be generated from the exploitation of the feature films it produces. Exploitation includes theatrical release, video, DVD, pay-per-view, and licensing to broadcast and cable television stations.

Film Production - Producer fees will be generated as a result of producing feature films. Fees will be based on the size of the total production budget. Based on the projects currently under discussion, a fee of $150,000 per feature for low-budget films, and $650,000 per feature film for medium-budget films is anticipated.

Television Production - Producer fees will be generated as a result of producing various series for the Omni network. Fees will range from a low of $2,500 per episode to $7,500 per episode.

Music Distribution - Revenue will be generated from the distribution of CD and tapes. Revenue from music released by Retro Records is estimated at a wholesale price of $8.00 per unit sold. After paying the distribution fee, revenue will be shared with the artist on a fifty/fifty basis. We estimate that between 100,000 and 200,000 units will be sold by each artist. Retro's goal is to have a minimum of ten artists with product being distributed at any point in time.

                      Secondary Revenue Sources

Film Licensing - Eclectic plans to license the feature films that it produces and, when possible, sublicense the films that Omni acquires to US and foreign markets.

Television Program Licensing - Eclectic will license television programs that it produces and when feasible, sublicense television programs that Omni licenses.

Music Licensing - Eclectic plans to license music that is developed for its feature film and television projects.

Music Production - In most of the feature film projects, Eclectic will endeavor to make music an integral part of the production. As a result, Eclectic will generate revenue from this source.

Product Merchandising - Revenue generated from the selling of merchandise produced in conjunction with various Omni programs.
Initially, items will be developed for the L.A. Food Scene and The Adventures of Unit 28.

Infomercial Production - Eclectic will generate revenue by producing long-form advertising for businesses desiring to market their products using infomercials, but without the capability to produce the program.


Products On Demand Channel, Inc.

                      Primary Revenue Sources

Long-form Advertising Sales - Revenue will be generated from the sale of thirty-minute time segments on the Products On Demand Channel. Initially, advertising time will range between $300 and $2,500 for a thirty-minute slot. As affiliates are added, advertising rates will increase. The target rate is an average of $2,000 per thirty minutes.

Short-form Advertising Sales - Revenue will be generated from selling 15, 30, 60, 90 and 120-second direct marketing commercials on the network.

                     Secondary Revenue Sources

Internet Online Store Sales - Revenue will be generated from offering products in an online store. The products offered will be a combination of merchandise licensed by Eclectic and products offered through various manufacturers.

PRODUCT DEVELOPMENT

We are continually performing research. Our research involves the following:
    - Constantly monitoring the current and upcoming programs on the other television networks. (Our executives subscribe to a myriad of industry publications.)

    - Identifying producers and distributors to determine the availability of content.

    - Reviewing box office receipts for newly released feature films, and classify them based on genre and budget size.

    -   Reviewing industry articles for sales by content

    - Viewing tapes of television programs and feature films for potential airing on the network.

    - Talking with agencies for availability of clients for being in programs

    - Reading scripts for consideration as feature films and television series.

    - Attending film screenings to determine what is in the marketplace, to look for ideas, to review the performances of various talent, etc.

Several television series and motion pictures are being developed. Each series is briefly described below.

The Adventures of Unit 28
This one-hour show is geared for kids, but will be of interest to adults as well. Similar to the series Mission: Impossible, the program centers around two of a group of twenty-eight agents who secretly work for a scientific center. Each week, the agents receive instructions to explore and report on various natural and man-made phenomena throughout the world. Once the information is obtained, it is loaded into a computer database that can actually be seen by viewers on the website.

The LA Food Scene
The LA Food Scene is a one-hour cooking extravaganza. Not only will viewers learn the secrets of creating a great meal, but also the host will take them into the glamour and glitter of the world of food in Hollywood. This show will take viewers to tables of the most exciting and fun events around town.

The Vegas Variety Show
A one-hour variety show that will be taped in Las Vegas. Similar to variety shows from the past, such as the Ed Sullivan Show, each show features a combination of new talent and seasoned professionals. Unlike the shows currently airing, there will be no competition component in the program.

The Mini Movie Hour
This one-hour show will consist of a compilation of short films that are normally between 8 to 10 minutes in length. Each show will have a host to introduce the films and, when possible, take viewers behind the scenes.

"B" Movie Classics (a.k.a. The MovieTime Showcase)
This two-hour show will present feature films from sources worldwide. The types of feature films presented represent a variety of material with film stars - before they were stars. The primary draw for the show is the host, who we plan to develop into a "personality."

PATENTS AND TRADEMARKS

     The Company currently has a variety of trademarks, service marks and trade names. OBN Holdings and its three subsidiaries - Omni, Eclectic and POD - all have logo designs, website addresses and websites. Logo designs and website addresses have also been created for Eclectic Entertainment's productions - Vegas Variety Hour, Mini Movie Hour, Adventures of Unit 28, MovieTime Showcase and LA Food Scene have also been developed. Logo designs for Eclectic Entertainment's two record companies - Retro Records and Eclectic Recording Artists are currently under development.

     The Company has either registered, or is currently in the process of registering the logo designs with the United States Patent and Trademark Office.


SUPPLIERS

     We will be developing approximately twenty-five percent of our television programs in-house. Additionally, some programs will be obtained from the public domain and other content will be licensed.

     The primary products we acquire are film and television series. Since the network is targeting a general market audience, there is no limit to the availability of material. In fact, because all of the major television networks are producing product internally, independent producers and distributors are experiencing greater difficulty getting their products out to the general market, which increases our ability to acquire desirable product.

MARKETING

     The following addresses the marketing for our three subsidiaries:
Omni Broadcasting Network, Eclectic Entertainment and Products On
Demand Channel.

Omni Broadcasting Network

BACKGROUND
The Omni Broadcasting Network is the most visible entity of all of our subsidiaries. The primary objective is to have the network reach a minimum of 75% of the households in the United States. When we officially launch the network in September, Omni is scheduled to reach 60% of the U.S. households.

STRATEGY
Management believes that the aforementioned goal can possibly be accomplished within a six month period, and should be accomplished by September 2004. This goal is important because the percentage of households reached directly affects the type of advertisers who buy time on the network, and the amount that can be charged. To attain our goal, Omni is addressing three primary areas, which are explained below:

Image:
------
The type of image that the network projects will directly affect the types of viewers attracted to it, as well as the television stations wanting to become affiliates. Therefore, very careful attention is being paid to the quality of the logos, websites and printed material. We strive to have the highest quality possible, and employ controls to reduce the possibility that material not meeting our standards is not distributed.
                                      29

Content:
--------
Another element that also relates to the issue of quality is the types of content actually aired on the network. Over the years, in order to attract a broader audience, the networks have been "pushing the envelope." That is, it is their belief that more graphic content will result in more viewers. Previously, one had to watch cable television to see programming containing explicit language, and scenes of sex and violence. Now, many of the broadcast networks are showing the same type of material during prime time, where children can easily view it.

Omni's mission is to provide quality material to viewers 25 years of age and above, but refrain from airing programming containing gratuitous sex or violence. The network is currently structuring licensing agreements with producers and distributors around the world. Since television networks are producing more programming internally, independent producers and distributors have become more willing to accept licensing fees that are considerably lower than previously negotiated. To date, Omni has secured a number of exclusive licensing agreements. The CEO of OBN and the President of Omni are responsible for identifying, selecting and negotiating license fees for content.

Affiliate Base:
---------------
An equally important element required for accomplishing our goal of 75% household coverage is the size and location of the television stations that air Omni programming. The affiliate base determines the number of households being reached. Currently, because it has no affiliation with a television network, Omni has received numerous requests from smaller stations that want to be Omni affiliates. However, Omni has elected to refrain from entering into any agreement to this point. The reason for the delay is due to situations that have transpired between UPN and PAX and their affiliates.

Recently, UPN and The WB has announced that they ceased airing children's programming. Their rationale for making the decision was the amount of competition from Fox and ABC. Their decision has resulted in Omni being contacted by some of their affiliate stations that need to air children's programming.

PAX recently announced that it has a $1.2 billion deficit. One of the ways that PAX plans to reduce its deficit is by allocating six additional hours daily to broadcast paid programming. While this can have a positive impact on PAX's financial condition, the network's affiliates are disenchanted. Not only will affiliate stations not receive additional revenue, their revenue will be reduced because they will be unable to sell advertising during that additional six-hour period. Additionally, an entertainment industry publication recently reported that PAX currently has no plans to introduce new programming in the Fall 2003 season.

The situations that currently exist with UPN, The WB and PAX have resulted in Omni Broadcasting being contacted by some of their affiliates that are in need of programming. The stations are waiting to see what type of content will be aired on the network prior to entering into agreements. Therefore, Omni is preparing promotional material describing the programming that will be aired on the network, with the expectation that the affiliates of the aforementioned networks will want to become Omni affiliated either in part or in whole. If Omni is unsuccessful in securing a full-power affiliation in a market, the network still has the option of affiliating itself with small television stations.

Initially, Omni Broadcasting is concentrating on securing affiliates in the top fifty television markets. Our CEO is the lead person on Omni affiliations, but he is working very closely with the Access
Media Group.


Eclectic Entertainment

BACKGROUND
Eclectic Entertainment was originally created to engage in all activities that are not directly related to television broadcasting such as merchandising and producing television programs that will air on the Omni Broadcasting Network. After becoming fully operational for at least a year, the company had plans to begin engaging in producing feature films for theatrical distribution. However, due to numerous opportunities that have surfaced recently, Eclectic has elected to immediately begin engaging in feature film production and distribution. However, the company has no plans for producing "made-for-TV" movies because they are typically not profitable due to the limited interest by foreign buyers.

STRATEGY

Television Programs
Eclectic Entertainment is currently developing the following five television series:

The Adventures of Unit 28 - A one-hour adventure series built for kids, with the highest level of intrigue to garner the adult demographic too. Similar to the old "Mission: Impossible" television series, The Adventures Of Unit 28 centers on two of the twenty-eight agents who secretly work for a scientific center. Every week, the agents receive instructions to explore and report on various natural and man-made phenomena throughout the world. Once the information is obtained, it is loaded into a computer database that can actually be seen by viewers on the website.

The Mini Movie Hour - A one-hour show focusing on presenting viewers with the best short films produced around the world. Every year, well known, and not so well known filmmakers make thousands of hours of films that are seen by only a select few. This program is designed to bring these treasures to the general public, and provide commentary to viewing audience.

The LA Food Scene - A one-hour cooking extravaganza set in beautiful Los Angeles. Not only will viewers learn the secrets of creating a great meal, but also host Ruth Hedges will take them into the glamour and glitter of the world of food in Hollywood. This show will take viewers to the tables of the most exciting and fun events around town. The Vegas Variety Hour - A one-hour revisit to the variety days of yesteryear in this updated version showcasing the types of variety acts our parents grew up with. Not unlike the Ed Sullivan show, each show will feature a combination of new talent and seasoned professionals. Unlike the shows currently airing, there will be no competition component in the program, just good old-fashioned entertainment for the entire family.

MovieTime Showcase - A two-hour show focusing on feature films that have had limited release in movie theatres. Many of the films contain stars before they were stars, and directed or produced by directors and producers who, at the time, were not well known.

The company has engaged the services of the company Feature This! to secure product placement and sponsorship opportunities for the productions. Feature This! also has a non-exclusive agreement to sell advertising time. In addition to airing the programming on Omni Broadcasting, Eclectic will license its programs to other networks. Eclectic also has an informal, non-exclusive agreement with Whamo Entertainment and Beyond Distribution to distribute its television programs in foreign markets.

Feature Films
Eclectic is in the process of developing the following strategic relationships:

Feature Film Distribution - Eclectic is currently in discussions with major feature film distributors. The purpose of the discussions is to structure a distribution deal making it possible for the distributor to release Eclectic's films through its outlets, with no financial exposure to the distribution company.

DVD and Video Distribution - Eclectic is currently in discussions with major DVD and video distributors. The purpose of the discussions is to structure a distribution deal for the feature films that it produces.

Our CEO, and the Presidents of Omni Broadcasting and Eclectic
Entertainment are responsible for facilitating the strategic relationships.

In addition to the strategic relationships, we are currently in the process of structuring a limited partnership. The purpose of the partnership is to raise between $40 million and $60 million to produce a package of no less than seven low-budget feature films. The average budget of each film will be between $1 million and $10 million.

Music Operations
Eclectic has formed two record companies - Retro Records and Eclectic Recording Artists.

Retro Records - This company specializes in distributing music of recording artists who have previously released material on major record labels, have notoriety in the music industry, but currently have no recording contract. We are currently in the process of negotiating with a number of artists who meet our criteria.
Eclectic Recording Artists - This entity is responsible for marketing and distributing music that will be used on feature film and television series soundtracks. Additionally, in special situations, Eclectic Recording Artists will release music from a select number of new artists.

Eclectic is currently in discussions with major music distributors. The purpose of the discussions is to structure a music distribution deal making it possible for the distributor to release Eclectic's soundtracks and music projects through its outlets, with no financial exposure to the distribution company.


Products On Demand Channel

BACKGROUND
With the exception of the PAX Network, no other major broadcast network airs programming twenty-four hours a day, seven days per week. This is due to the return on investment related to broadcasting the additional time. As a result of Omni's decision not to broadcast during certain hours, Products On Demand Network was created to market the unused airtime, and afforded the company a way of disassociating itself from non-Omni programming. To that end, Products On Demand Channel is positioned as a purely revenue generating entity.

INITIAL ACTIVITIES
Products On Demand Channel has a total of 141 hours of time per week in which to place programming and commercials. Since it began broadcasting in February, the station has elected to offer the time to direct-marketing companies. A direct-marketing company is one that sells products directly to the public through the use of toll-free telephone numbers, and via the Internet. The reason that this strategy was initially implemented is because one can quickly secure business from companies wishing to promote their products.
Advertising comes in two primary categories - long-form advertising and short-form advertising. Long-form advertising, also known as "infomercials," is advertising that is normally twenty-eight minutes, thirty seconds in length. Short-form advertising is 15, 30, 45, 60, 90 or 120 seconds in duration.

Revenue for direct-response advertising is either a flat fee paid to the broadcaster, or on a "per inquiry" (PI) basis, which means that the broadcaster will receive a set fee for each product sold or call made to the advertiser. Direct-response companies have developed a method of determining the value of advertising with a broadcaster. The primary determinant is the number of cable and broadcasting households reached, and the geographic locations of those households.

The initial marketing strategy is to inform direct-marketing companies that another outlet for their products exists, and to secure advertisers as quickly as possible. Infomercial Sales, Inc., which specializes in selling long-form advertising, is the company primarily responsible for selling the time on the Products On Demand Channel. Infomercial Sales has been able to secure advertisers based on their reputation in the direct-response market.

CURRENT AND FUTURE ACTIVITIES
Since direct-response advertising is strictly a performance-based industry, the Products On Demand Channel plans to reduce its presence in that market and begin concentrating on selling airtime to content producers and distributors. Recently, the television networks have elected to produce more products internally rather than licensing material from independent producers. As a result, most producers have no outlet for their programming. To address this issue, the Products On Demand Channel is developing plans to sell broadcast time to producers and distributors. The airtime will be sold for a flat fee, and the content providers will retain any revenue generated from the airing of the material. During the time that the programming is being aired, no reference will be made to the Products On Demand Channel. A number of outside firms, which includes Access Media Group and Indievision Films, will be used to market the time. Outside entities will be paid a percentage of the revenue they generate. No exclusive contracts will be made. Products On Demand Channel has already entered into an agreement to sell 12 hours per day of time to the All Sports Television Network.


COMPETITION

     As with any industry we are faced with competition. The film and television production and broadcasting industries have an enormous amount of large and small production companies and distributors.
These companies range from networks such as ABC, NBC, CBS, FOX and UPN to independent television stations. We intend to compete with these entities by offering alternative or higher quality product, focusing on different target markets, and providing our services at more competitive rates.

LEGAL PROCEEDINGS

     Neither OBN nor any of its subsidiaries have ever been involved in litigation, nor is there any litigation pending.

EMPLOYEES

     As of the date of this prospectus we will have a total of six (6) full-time employees, including five (5) serving in executive capacities and 1 in administration. We presently do not have any labor union contract between with any union nor do we anticipate unionization of our personnel in the foreseeable future. We believe our relationships with our employees are good.

DESCRIPTION OF PROPERTY

     Our principal office facility is presently located in a temporary office pending building out new space in the same office complex. The current principal office is a 200 square foot facility located at 8275 South Eastern Avenue, Suite 200, Las Vegas, NV 89123. We lease this office at a rate of $400 per month under a lease that runs through August 2003 at which point our lease will be converted into a one-year
lease.   Additionally, we lease approximately 1,500 square feet in a facility located at 4233 Wilshire Boulevard, Suite 300, Los Angeles, CA 90010. Our lease runs through 2008 and provides for rent at an annual rate of approximately $39,000, with an annual increase based on the consumer price index.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND/FINANCIAL DISCLOSURE.

	Not applicable.

                               Management

Directors and Executive Officers

Our directors, executive officers and key employees are as follows:

                                                                    Director
Name                   Age    Position                              Since
----                   ---    --------                              --------
Roger Neal Smith        51    President and CEO, OBN Holdings, Inc.   2003
                              Director

Larry Taylor, PhD       51    CFO, OBN Holdings, Inc.                 2003
                              Director

Dennis Johnson          58    President and General Manager,          2003
                              Omni Broadcasting Network, Inc.
                              Director

Donald Wilson, Esq.     49    President, Eclectic Entertainment, Inc.  N/A

Anita DeFrantz, Esq.    50    Director                                2003

Barry Allen             63    Director                                2003

Angela Oh, Esq.         48    Director                                2003

Dennis Severson         48    Director                                2003


Roger Neal Smith. Mr. Smith has served as our President and CEO since inception and has been responsible for creating and managing all of the operations of OBN and its subsidiaries. From 1996 through 2000 Mr. Smith served as a financial consultant for Salomon Smith Barney and was responsible for managing the investments of his clients, which included individuals and businesses throughout the world.

Larry Taylor, PhD. Dr. Taylor became our CFO in April 2003 and has been responsible for accounting, tax preparation and planning. From 1989 until joining us Dr. Taylor was the owner of The Creighton Group where he was responsible for all management activities, including accounting, tax preparation and planning. Dr. Taylor previously served as a Senior Manager in the consulting practice with Ernst and Young (during his tenure, he was with Arthur Young), and with Deloitte and Touche.

Dennis Johnson. Mr. Johnson began serving as President and General Manager of the Omni Broadcasting Network, a wholly owned subsidiary of OBN Holdings, in April 2003. From 1998 until joining us, Mr. Johnson operated Dennis Johnson Productions, a film and television production company that had a "first look" deal with Showtime Networks. From 1985 until 1998 Mr. Johnson worked for Showtime Networks, Inc. As Senior Vice President at Showtime Networks, Mr. Johnson was responsible for development and production of all original programming, including budgets, post-production, press, and on-air and direct marketing campaigns. Prior to his position with Showtime Networks, he served in executive positions at the ABC and NBC television networks.

Donald Wilson, Esq. Mr. Wilson began serving as President of Eclectic Entertainment, a wholly owned subsidiary of OBN Holdings, in April 2003. Mr. Wilson specializes in all areas of entertainment law and represents clients from the recording, film, television, book publishing and sports industries. He began his career at the law firm, Mason & Sloane. Later, he joined Quincy Jones Productions where he was instrumental in promoting and developing We Are the World, The Color Purple, and Michael Jackson's Thriller and Bad albums. In addition, he was the Executive Producer of the award winning Frank Sinatra documentary, Portrait of an Album. Ultimately, Mr. Wilson capped his tenure at Quincy Jones Production as President of Qwest Entertainment Company, which is the parent organization of Quincy Jones Productions.

Anita DeFrantz, Esq.  Ms. DeFrantz began serving on our board of
directors in June 2003.   From 1985 through the present Ms. DeFrantz
has served as the President and a member of the Board of Directors of Amateur Athletic Foundation of Los Angeles, a non-profit foundation. She has also served from 1986 through the present as a member of the International Olympic Committee and from 1976 through the present as a member of the Executive Board of the United States Olympic Committee. Additionally, from 1994 through the present she has served as the President of Kids In Sports, Los Angeles, a non-profit foundation that works with children in sports.

Barry Allen. Mr. Allen began serving on the Company's board of directors since August 2003. Since 1998 he has operated International FieldWorks, Inc., a management consulting firm, and hold the title of CEO. Additionally, since 2000, Mr. Allen has served as Vice President of RxDispense, Inc. His responsibilities include business development, advisory committee development, partnership development and development of professional service providers.

Angela Oh, Esq. Ms. Oh became a member of the Company's board of directors since August 2003. She is a partner with the law firm Oh & Berra. Ms. Oh's community and professional involvements include serving as Commissioner to the Los Angeles City Human Relations Commission, President of the Korean American Bar Association of Southern California, board member of the California Women's Law Center, board member of Lawyers' Mutual Insurance Company, and Lawyer Representative to the Ninth Circuit Judicial Conference.

Dennis Severson. Mr. Severson became a member of the Company's board of directors since July 2003. He is the Chief Operating Officer with Commerce Street Venture Group. Prior to his position as COO, he held the position of Vice President of Business Development with Commerce Street. Prior to his tenure with Commerce Street, he served as a financial consultant with Dean Witter, where he specialized in private placements. He has also functioned as a member of the Minneapolis Grain Exchange and worked in a management capacity for the organization.

Directors' Remuneration

Our directors are presently not compensated for serving on the board of directors.

Executive Compensation

Employment Agreements

     All officers have agreed to a six-month compensation package, whereby they will receive a base salary and a maximum bonus of 100% of salary should they meet all established goals, During the six-month period, a comprehensive executive compensation package (salary, bonus, incentives, perks, etc.) will be developed and approved by the board. The package will be implemented in January 2004.

Summary Compensation Table

     The following table sets forth the total compensation paid to or accrued for the fiscal year ended June 30, 2003 to our officers. None of our executives have received a salary to date.

Annual Compensation




                                             Long Term Compensation



                                     Annual Compensation                        Awards         Payout
                                  ------------------------------     -----------------------   -------
                                                     Other           Restricted   Securities             All
Name and Principal                                   Annual          Stock        Underlying   LTIP      Other
Position                 Year     Salary    Bonus    Compensation    Awards       Options      Payouts   Compensation
------------------       ----     ------    -----    ------------    ----------   ----------   -------   ------------

Roger Smith              2003     31,250     0           0               0            0           0          0
CEO/President            2002       0        0           0               0            0           0          0

Larry Taylor             2003     28,750     0           0               0            0           0
CFO                      2002       0        0           0               0            0           0

Dennis Johnson           2003     28,750     0           0               0            0           0
Omni President           2002       0        0           0               0            0           0

Donald Wilson            2003     18,000     0           0               0            0           0
Eclectic President       2002       0        0           0               0            0           0



	*	Bonuses paid to executives are based on the entity for which the executive is responsible exceeding its projected financial goals.


</TABLE

Stock Option Grants in the past fiscal year
We have not issued any grants of stock options since inception.




                                      38

Principal Shareholders

     The following table sets forth information regarding beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of all 2,600,000 shares which may potentially be sold in connection with this registration statement, by
(i) those shareholders known to be the beneficial owners of more than five percent of the voting power of our outstanding capital stock,
(ii) each director, and (iii) all executive officers and directors as a group:



                                       Number of   Percent     Percent
Name and Address of                    Shares      Before      After
Beneficial Owner<F1>                   Owned       Offering    Offering<F2>    Notes
--------------------                   --------    --------    ------------    -----
Roger N. Smith (Director and Officer)  2,049,809    30.21%      21.84%          <F3>

Magellan Capital Management              640,000     9.43%       6.82%          <F4>

Commerce Street Venture Group          1,115,000    16.43%      11.88%          <F5>

Larry Taylor (Director and Officer)      634,663     9.35%       6.76%          <F6>

Capitol City Investments                 480,000     7.07%       5.11%

Integrity Capital Management             465,000     6.85%       4.95%          <F7>

Dennis Johnson (Director and Officer)    335,091     4.94%       3.57%          <F8>

Dennis Severson (Director)               140,000     2.06%       1.49%          <F9>

Donald Wilson (Officer)                  199,915     2.95%       2.13%          <F10>

L. G. Hancher, Jr.                       350,000     5.16%       3.73%

Anita DeFrantz (Director)                 10,000       *           *

Barry Allen (Director)                         0       *           *

Angela Oh (Director)                           0       *           *

All Directors and Officers as a Group  3,369,478    49.66%      35.90%
(6 Persons)

____________
* Less than 1%

<F1>
(1)	Unless otherwise indicated, the address of the beneficial owner is c/o OBN Holdings, Inc., 8275 South Eastern Avenue, Suite 200,
Las Vegas, Nevada 89123.

<F2>
(2)	Assumes the sale of all IPO shares offered hereunder, and no sales by beneficial owners.

<F3>
(3)	Includes 192,678 shares personally owned by R.N. Smith family members. Also includes warrants to purchase 146,366 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.


                                      39



<F4>
(4)	Includes warrants to purchase 100,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

<F5>
(5)	Includes 250,000 shares of common stock personally owned by L.G.
Hancher and 140,000 shares of common stock personally owned by Dennis Severson. Both are officers of Commerce Street Venture
Group. Also includes warrants to purchase 95,000 shares and 100,000 shares of common stock that may be acquired by Commerce
Street Venture Group and L.G. Hancher, respectively, at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

<F6>
(6)	Includes 10,000 shares personally owned by L. Taylor family
members. Also includes warrants to purchase 134,663 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

<F7>
(7)	Includes warrants to purchase 155,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

<F8>
(8)	Includes warrants to purchase 134,663 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

<F9>
(9)	Dennis Severson is an officer of Commerce Street Venture Group.

<F10>
(10)	Includes warrants to purchase 84,308 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.


                          Selling Shareholders

The following table sets forth certain information with respect to the ownership of our common stock by selling shareholders as of August 18, 2003. Unless otherwise indicated, none of the selling shareholders has or had a position, office or other material relationship with us within the past three years.




                                Ownership of Shares of      Number        Ownership of Shares of
                                Common Stock Prior to       of Shares      Common Stock After
                                      Offering              Offered             Offering
                                      --------              -------             --------
Selling Shareholder               Shares     Percentage       Hereby        Shares     Percentage    Notes
-------------------               ------     ----------       ------        ------     ----------    -----
Roger Neal Smith                 1,857,131     27.37%         1,857,131       0             0%        <F1>
Magellan Capital Management, Inc.  640,000      9.43%           640,000       0             0%        <F2>
Commerce Street Venture Group      625,000      9.21%           625,000       0             0%        <F3>
Larry Taylor                       624,663      9.21%           624,663       0             0%        <F4>
Capitol City Investments           480,000      7.07%           480,000       0             0%
Integrity Capital Management, LLC. 465,000      6.85%           465,000       0             0%        <F5>
L.G. Hancher Jr.                   350,000      5.16%           350,000       0             0%        <F6>
SAC Financial Management, Inc.     300,000      4.42%           300,000       0             0%        <F7>
Dennis Johnson                     335,091      4.94%           335,091       0             0%        <F8>
Dennis Severson                    140,000      2.06%           140,000       0             0%        <F9>
Donald Wilson                      199,915      2.95%           199,915       0             0%        <F10>
Keiko Smith                        115,607      1.70%           115,607       0             0%        <F11>
Teresa Elaqua                      115,607      1.70%           115,607       0             0%
Rikiya Smith                        77,071      1.14%            77,071       0             0%        <F11>
David Finke                         70,000      1.03%            70,000       0             0%
Michael Walker                      50,000        *              50,000       0             0%
Marwan T. Abboushi                  45,000        *              45,000       0             0%
Barry Robinson                      38,536        *              38,536       0             0%
Timothy Williams                    38,536        *              38,536       0             0%
Robert Armstrong                    20,000        *              20,000       0             0%
Carolyn Hajebi                      19,268        *              19,268       0             0%
Gerald Nelson                       17,500        *              17,500       0             0%
Anita DeFrantz                      10,000        *              10,000       0             0%        <F12>
Mashahiko Yagyu                     10,000        *              10,000       0             0%
Richard Sindicich                   10,000        *              10,000       0             0%
Tina McBride                        10,000        *              10,000       0             0%
Yeah, Inc.                          10,000        *              10,000       0             0%
Robert Kealing                       9,924        *               9,924       0             0%
Megumi Shibata                       8,000        *               8,000       0             0%
Corine Taylor                        5,000        *               5,000       0             0%        <F13>
Cory Caldwell                        5,000        *               5,000       0             0%
Creighton Taylor                     5,000        *               5,000       0             0%        <F13>
Josh Cureton                         5,000        *               5,000       0             0%
Kay Black                            5,000        *               5,000       0             0%
Natalie Caldwell                     5,000        *               5,000       0             0%
Nathan Caldwell                      5,000        *               5,000       0             0%
Robin Armstrong-Irving               5,000        *               5,000       0             0%
Takeo Suzuki                         5,000        *               5,000       0             0%
Tanisha Cureton                      5,000        *               5,000       0             0%
Tiffany Caldwell                     5,000        *               5,000       0             0%
Toshi Murakami                       5,000        *               5,000       0             0%
Charles Hayes                        3,854        *               3,854       0             0%
Norma Black                          3,154        *               3,154       0             0%



                                      41



Susan Johnson                        3,083        *               3,083       0             0%
Terral Santiel                       2,500        *               2,500       0             0%
Milano Mellon                        2,158        *               2,158       0             0%
Jacqueline Alexander                 2,000        *               2,000       0             0%
Tony Haynes                          2,000        *               2,000       0             0%
Patrick Muccio                       1,927        *               1,927       0             0%
Kokayi Ampah                         1,541        *               1,541       0             0%
Global Wealth Investing              1,250        *               1,250       0             0%
Gertrude Arrington                   1,000        *               1,000       0             0%
Sheila A. Stamps                     1,000        *               1,000       0             0%
Georgia Smith                          925        *                 925       0             0%
Kalvin Cressel                         771        *                 771       0             0%
Renae Johnson                          700        *                 700       0             0%
Cedric Carpenter                       531        *                 531       0             0%
David Nelson                           500        *                 500       0             0%
DeWayne Porter                         500        *                 500       0             0%
Kirk Gardner                           500        *                 500       0             0%
Marceil Wright                         500        *                 500       0             0%
Marcus Carpenter                       500        *                 500       0             0%
William Medlock                        500        *                 500       0             0%
Nathaniel Caldwell                     308        *                 308       0             0%
Randy Scott                            200        *                 200       0             0%
Rommel Baker                           200        *                 200       0             0%
Mayme Clayton                          154        *                 154       0             0%
Taunee English                         154        *                 154       0             0%
Samia Lee                              150        *                 150       0             0%
Dawn Johnson                           100        *                 100       0             0%
Gifty Painstil                         100        *                 100       0             0%
Patricia Johnson                       100        *                 100       0             0%
Share Lee                              100        *                 100       0             0%
Sheila E. Hale                         100        *                 100       0             0%
Stephanie Reynolds                     100        *                 100       0             0%
Sunzie Sene                            100        *                 100       0             0%
Ana Thorne                              77        *                  77       0             0%
Isadore Hall                            77        *                  77       0             0%
James Tanner                            77        *                  77       0             0%
Katy Kim                                20        *                  20       0             0%

_______________________
* Indicates less than 1%

<F1>
(1)	Roger Smith is the President and CEO of OBN Holdings, Inc. and a
Director. Includes warrants to purchase 146,366 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

<F2>
(2)	Includes warrants to purchase 100,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing
180 days following the effective date of this prospectus.

<F3>
(3)	Includes warrants to purchase 95,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing
180 days following the effective date of this prospectus.

<F4>
(4)	Larry Taylor is the CFO of OBN Holdings, Inc. and a Director.
Includes warrants to purchase 134,663 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.


                                      42




<F5>
(5)	Includes warrants to purchase 155,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing
180 days following the effective date of this prospectus.

<F6>
(6)	L. G. Hancher is an officer with Commerce Street Venture Group.
Includes warrants to purchase 100,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing
180 days following the effective date of this prospectus.

<F7>
(7)	Includes warrants to purchase 50,000 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing
180 days following the effective date of this prospectus.

<F8>
(8)	Dennis Johnson is the President  & General Manager of Omni
Broadcasting Network and a Director. Includes warrants to purchase 134,663 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

<F9>
(9)	Dennis Severson is a Director of the Company and an officer with
Commerce Street Venture Group.

<F10>
(10)	Donald Wilson is the President of Eclectic Entertainment, Inc.
Includes warrants to purchase 84,308 shares of common stock that may be acquired at an exercise price of $4.00 per share commencing
180 days following the effective date of this prospectus.

<F11>
(11)	Keiko Smith and Rikiya Smith are related to the CEO of OBN
Holdings.

<F12>
(12)	Anita DeFrantz is a Director of the Company.

<F13>
(13)	Corine Taylor and Creighton Taylor are related to the CFO of OBN
Holdings.


                          Certain Transactions


     In fiscal 2003, the Company issued 308,285 shares of common stock to four officers of the Company in exchange for services performed. The shares issued ranged in value from $0.15 to $0.65 per share totaling $67,437, which is recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations.

                        Description of Securities

General

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, 5,785,360 shares of common stock and no shares of preferred stock were outstanding. The transfer agent for our common stock is Atlas Stock Transfer in Salt Lake City, Utah.

Common Stock

     We are authorized to issue 50,000,000 shares of our common stock, $0.001 par value, of which 5,785,360 shares are issued and outstanding as of the date of this prospectus. The issued and outstanding shares of common stock are fully paid and non-assessable. Except as provided by law or our certificate of incorporation with respect to voting by class or series, holders of common stock are entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

     Subject to any prior rights to receive dividends to which the holders of shares of any series of the preferred stock may be entitled, the holders of shares of common stock will be entitled to receive dividends, if and when declared payable from time to time by the board of directors, from funds legally available for payment of dividends. Upon our liquidation or dissolution, holders of shares of common stock will be entitled to share proportionally in all assets available for distribution to such holders.

Preferred Stock

     The board of directors has the authority, without further action by our shareholders, to issue up to 20,000,000 shares of preferred stock, par value $.001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. No shares of preferred stock are currently issued and outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change of our control.

Warrants

     Certain shares of common stock offered by OBN had warrants attached, which were issued on March 31, 2003. We presently have 1,000,000 warrants outstanding. Each warrant entitles the holder thereof to purchase one share of common stock at a price per share of $4.00 beginning 180 days following the effectiveness of this registration statement and ending on August 25, 2006. Each unexercised warrant is redeemable by us at a redemption price of $0.001 per warrant at any time, upon 30 days written notice to holders thereof, if (a) our common stock is traded on NASDAQ or listed on an exchange and (b) the Market Price (defined as the average closing bid price for twenty (20) consecutive trading days) equals or exceed 120% of the exercise price.

     Pursuant to applicable federal and state securities laws, in the event a current prospectus is not available, the warrant holders may be precluded from exercising the warrants and we would be precluded from redeeming the warrants. There can be no assurance that we will not be prevented by financial or other considerations from maintaining a current prospectus. Any warrant holder who does not exercise prior to the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase the common stock underlying the warrants, and after the redemption date or upon conclusion of the exercise period, any outstanding warrants will become void and be of no further force or effect, unless extended by our Board of Directors.

     The number of shares of common stock that may be purchased with the warrants is subject to adjustment upon the occurrence of certain events, including a dividend distribution to our shareholders or a subdivision, combination or reclassification or our outstanding shares of common stock. The warrants do not confer upon holders any voting or any other rights as our shareholders.

     We may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrant holders prior to the expiration date then in effect. Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors. Any extension of the term and/or reduction of the exercise price of the warrants will be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a Schedule 14E-4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the warrant holders. We do not presently contemplate any extension of the exercise period or any reduction in the exercise price of the warrants. The warrants are also subject to price adjustment upon the occurrence of certain events including subdivisions or combinations of our common stock.

Market for Common Equity and Related Stockholder Matters

     There is no established public market for our common stock and we have arbitrarily determined the offering price. Although we hope to be quoted on the OTC Bulletin Board, our common stock is not currently listed or quoted on any quotation service. There can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop or, if developed, will be sustained.

     As of August 18, 2003, there were 80 shareholders of record of our common stock and a total of 5,785,360 shares outstanding. All 5,785,360 shares are being registered in this offering and accordingly there are no outstanding shares at this time that would be subject to Rule 144.

                           Indemnification

     Article 11 of our Articles of Incorporation includes certain provisions permitted by the Nevada Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under Nevada Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

                        Plan of Distribution


     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions. The selling stockholders may use any one or more of the following methods when selling shares:

* Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

* Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

* Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

* An exchange distribution in accordance with the rules of the applicable exchange;

*       Privately negotiated transactions;

*       A combination of any such methods of sale; and

*       Any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We will pay all of the expenses incident to the registration, offering and sale of the shares to the public, but will not pay commissions and discounts, if any, of underwriters, broker-dealers or agents, or counsel fees or other expenses of the selling shareholders. We have also agreed to indemnify the selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act.

     We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.

                         Legal Matters

     The Law Office of L. Van Stillman, P.A. of Delray Beach, Florida will give an opinion for us regarding the validity of the common stock offered in this prospectus.

                            Experts

     The financial statements as of June 30, 2003 and for the years ended June 30, 2003 and 2002, and for the period from January 17, 2001
(date of inception) to June 30, 2003 included in this prospectus have been so included in reliance on the report of Corbin & Company, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                  Where You Can Find More Information


     We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to OBN Holdings, Inc. and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street,
N. W., Room 1024, Washington, D. C. 20549 at prescribed rates during regular business hours. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Also, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commssion at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at OBN Holdings, Inc., 8275 South Eastern Avenue, Suite 200, Las Vegas, Nevada 89123, Attention: Roger Neal
Smith, President.

     Following the effectiveness of this registration statement, we will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we intend to make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                      INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
OBN Holdings, Inc.

We have audited the accompanying consolidated balance sheet of OBN Holdings, Inc. (a Nevada corporation) (a development stage company) and subsidiaries (the "Company") as of June 30, 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period then ended and for the period from January 17, 2001 (date of inception) to June 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OBN Holdings, Inc. and subsidiaries as of June 30, 2003, and the results of their operations and their cash flows for each of the years in the two-year period then ended and for the period from January 17, 2001 (date of inception) to June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage, has limited cash resources and has a working capital deficit as of June 30, 2003. These conditions raise substantial doubt about its ability to continue as a going concern.
As discussed in Note 1 to the financial statements, successful completion of the Company's programming content and ultimately the attainment of profitable operations is dependent on future events, including obtaining adequate financing to complete development activities and achieving a level of sales adequate to support the Company's cost structure. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                    CORBIN & COMPANY, LLP
Irvine, California
August 7, 2003, except for Note 8
 as to which the date is August 18, 2003

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)


                           CONSOLIDATED BALANCE SHEET

ASSETS                                                           June 30, 2003
                                                                --------------
Current assets:
        Cash and cash equivalents                               $       28,795
	Accounts receivable, net of allowance for doubtful
         accounts of $14,500                                           456,900
                                                                --------------
                Total current assets                                   485,695

Fixed assets, net                                                         -

Website development costs, net of accumulated amortization of $13,675   58,800

Deposits                                                                36,060
                                                               ---------------

                                                               $       580,555
                                                               ===============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Accounts payable                                        $       82,237
        Accrued payroll and related                                    114,224
        Deferred revenue                                               250,000
        Obligations under capital lease                                 50,771
        Related party note payable                                       7,000
                                                               ---------------
                Total current liabilities                              504,232
                                                               ---------------
Commitments and contingencies

Stockholders' equity:
	Undesignated preferred stock, $.001 par value; 20,000,000 shares
          authorized; no shares issued and outstanding                       -
	Common stock, $0.001 par value; 50,000,000 shares authorized;
          5,730,310 shares issued and outstanding                        5,730
        Additional paid-in capital                                     999,761
        Prepaid consulting expense                                     (56,339)
        Deficit accumulated during development stage                  (872,829)
                                                                ---------------
                Total stockholders' equity                              76,323
                                                                ---------------
                                                               $       580,555
                                                                ===============




See independent auditor's report and accompanying notes to consolidated financial statements.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)


                       CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                       For The
                                                                                       Period
                                                                                      January 17,
                                                                                           2001
                                                                                        (Date of
                                                                                       Inception)
                                                For The Years Ended June 30,          To June 30,
                                                 2003                 2002            2003
                                               -------               ------          ------------
Revenue                                      $  33,639             $    -           $   33,639

Cost of sales                                   10,800                  -               10,800
                                             ---------            ---------        --------------
   Gross profit                                 22,839                  -               22,839

Selling, general and administrative expenses 1,021,243             33,481            1,076,851
                                             ---------            ---------        --------------
                Loss from operations          (998,404)           (33,481)          (1,054,012)
                                             ---------            ---------        --------------
Other income (expense):
        Other income                           200,000             21,600              221,600
        Loss on sale of equipment              (27,352)                 -              (27,352)
        Interest expense                       (10,665)                 -              (10,665)
                                             ---------            ---------        --------------
                Total other income (expense)   161,983             21,600              183,583
                                             ---------            ---------        --------------
Loss before income taxes                      (836,421)           (11,881)            (870,429)

Income taxes                                       800                800                2,400
                                             ---------            ---------        -------------
                Net loss                   $  (837,221)       $   (12,681)        $   (872,829)
                                            ===========           =========        =============
Net loss available to common stockholders
  per common share:

	Net loss per common share - basic
          and diluted                      $     (0.25)       $     (0.01)
                                            ===========        ============
	Weighted average shares outstanding:
                Basic and diluted            3,336,156          2,394,038
                                            ===========        ============



See independent auditor's report and accompanying notes to consolidated financial statements.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS'EQUITY

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003




                                                                      Deficit
                                                                      Accumulated
                              Undesignated                            Additional    Prepaid     During       Total
                              Preferred Stock     Common Stock        Paid-in       Consulting  Development  Stockholders'
                              Shares   Amount    Shares     Amount    Capital       Expenses    Stage        Equity
                              ------   ------    ---------  ------    ----------    ----------  -----------  ------------
Balance, January 17, 2001         -    $   -            -   $   -      $    -       $     -      $      -     $      -

Stock issued to founders          -        -     2,386,571   2,387      (2,387)           -             -            -

Stock issued for cash at $1.30
  per share in June 2001          -        -           462      -          600            -             -           600

Net loss                          -        -            -       -           -             -        (22,927)     (22,927)
                             -------  -------    ---------  ------    ----------    ----------  -----------  ------------
Balance, June 30, 2001            -        -     2,387,033   2,387      (1,787)           -        (22,927)     (22,327)

Stock issued for cash at $0.65 to
  $1.30 per share in July and
  August 2001                     -        -         4,316       4       2,896            -             -         2,900

Stock issued for services at
  $0.65 per share in April 2002   -        -        11,561      12       7,502            -             -         7,514

Net loss                          -        -            -       -           -             -        (12,681)     (12,681)
                             -------  -------    ---------  ------   -----------    ----------  -----------  ------------
Balance, June 30, 2002            -        -     2,402,910   2,403       8,611            -        (35,608)     (24,594)

Stock issued for services at $0.65
  per share in July and December
  2002                            -        -        47,785      48      31,015            -             -        31,063


See independent auditor's report and accompanying notes to consolidated financial statements.


Continued...                          F-4

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS'EQUITY - Continued

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003




                                                                          Deficit
                                                                          Accumulated
                                  Undesignated                            Additional    Prepaid     During       Total
                                  Preferred Stock     Common Stock        Paid-in       Consulting  Development  Stockholders'
                                  Shares   Amount    Shares     Amount    Capital       Expenses    Stage        Equity
                                  ------   ------    ---------  ------    ----------    ----------  -----------  ------------

Stock issued for cash at $0.50 to
  $1.00 per share in March and
  April 2003                          -         -       90,500      91       50,409             -           -         50,500

Restricted stock issued for services
  at $0.15 per share in January
  and March 2003                      -         -    2,795,896   2,795      416,590             -           -        419,385

Stock issued for services at $1.00
  per share in January to April
  2003                                -         -      274,909     275      274,634      (56,339)           -        218,570

Stock issued for conversion of
  related party notes payable at
  $1.00 per share in March and
  April 2003                          -         -       18,000      18       17,982             -           -         18,000

Stock issued for cash at $2.00 per
  share in May and June 2003          -         -       62,500      62      124,938             -           -        125,000



See independent auditor's report and accompanying notes to consolidated financial statements.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS'EQUITY - Continued

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003




                                                                            Deficit
                                                                            Accumulated
                                    Undesignated                            Additional    Prepaid     During       Total
                                    Preferred Stock     Common Stock        Paid-in       Consulting  Development  Stockholders'
                                    Shares   Amount    Shares     Amount    Capital       Expenses    Stage        Equity
                                    ------   ------    ---------  ------    ----------    ----------  -----------  ------------

Stock issued for services at $2.00
  per share in June 2003                -         -       7,750       8       15,492           -             -       15,500

Stock issued for conversion of
  related party notes payable at $2.00
  per share in June 2003                -         -      30,060      30       60,090           -             -       60,120

Net loss                                -         -          -        -           -            -       (837,221)   (837,221)

                                   -------  -------   ---------  ------     --------      ---------   -----------  ------------
Balance, June 30, 2003                  -     $   -   5,730,310  $5,730     $999,761      $(56,339)   $(872,829)   $ 76,323
                                   =======  =======   =========  ======     ========      =========   ===========  ============



See independent auditor's report and accompanying notes to consolidated financial statements.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                       CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                      For The
                                                                                                      Period
                                                                                                      January 17, 2001
                                                                  For The Years Ended June 30,       (Date of
                                                                  -----------------------------       Inception)
                                                                     2003               2002          To June 30, 2003
                                                                 ---------           ---------       -----------------

Cash flows from operating activities:
        Net loss                                               $  (837,221)        $  (12,681)      $     (872,829)
	Adjustments to reconcile net loss to
	  net cash used in operating activities:
                Amortization                                        13,143                532               13,675
                Bad debt provision                                     -               14,500               14,500
                Loss on sale of equipment                           27,352                -                 27,352
                Shares issued for services                         618,430              1,127              619,557
		Changes in operating assets and liabilities:
                        Accounts receivable, net                  (449,800)           (21,600)            (471,400)
                        Prepaid expenses and other current assets      -                3,000                  -
                        Deposits                                   (36,060)                -               (36,060)
                        Accounts payable and accrued expenses      443,002              3,312              446,461
                                                                ------------       ------------     ------------------
        Net cash used in operating activities                     (221,154)           (11,810)            (258,744)
                                                                ------------       ------------     ------------------
Cash flows provided by investing activities:
        Proceeds on sale of equipment                               24,309                 -                24,309
                                                                ------------       ------------     ------------------
Cash flows from financing activities:
        Proceeds from related party notes payable                   85,120             20,552              131,652
        Repayments on related notes payable                        (34,532)           (12,000)             (46,532)
        Repayments under capital lease obligations                    (890)                -                  (890)
        Proceeds from issuance of common stock                     175,500              2,900              179,000
                                                               -------------       ------------     -----------------
        Net cash provided by financing activities                  225,198             11,452              263,230
                                                               -------------       ------------     -----------------
Net change in cash                                                  28,353               (358)              28,795
Cash, beginning of year                                                442                800                   -
                                                               -------------      -------------     -----------------
Cash, end of year                                              $    28,795          $     442         $     28,795

Supplemental disclosure of cash flow information:              =============      =============     =================
	Cash paid during the year for:
                Interest                                       $     9,835          $      -          $      9,835
                                                               =============      =============     =================
                Income taxes                                   $       800          $     800         $      1,600
                                                               =============      =============     =================
Supplemental disclosures of noncash investing
  and financing activities:
	Purchase of property and equipment under
          capital lease                                        $    51,661          $      -          $     51,661
                                                               =============      =============      ================
	Shares issued in exchange for website
          development costs                                    $    66,088          $   6,387         $     72,475
                                                               =============      =============      ================
        Related party notes converted to common stock          $    78,120         $       -          $     78,120
                                                               =============      =============      ================



See independent auditor's report and accompanying notes to consolidated financial statements.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003


NOTE 1 - SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------------------

Nature of Operations and Principles of Consolidation
----------------------------------------------------

OBN Holdings, Inc. (the "Company") is an entertainment company engaged in television broadcasting, feature film and television production, music production and distribution, and merchandising.

The Company's wholly owned subsidiaries consist of Omni Broadcasting Network, Inc. ("Omni"), Products on Demand Channel, Inc. and Eclectic Entertainment, Inc. (with its wholly owned subsidiaries consisting of Adventures of Unit 28, L.A. Food Scene, Inc., The Mini Movie Hour, "B" Movie Classics, The Vegas Variety Hour, Retro Records, Inc. and Eclectic Recording Artists, Inc.). All intercompany transactions and balances have been eliminated in consolidation.

Development Stage Enterprise and Going Concern
----------------------------------------------

The Company is a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not generated significant revenues from operations and has no assurance of any future revenues. The Company incurred a net loss of $837,221 during the year ended June 30, 2003 and had a cash balance of approximately $29,000 at June 30, 2003. In addition, at June 30, 2003, the Company's deficit accumulated during the development stage was $872,829 and the Company had negative working capital of $18,537. Management recognizes that the Company must obtain additional capital for the eventual achievement of sustained profitable operations. Management's plans include obtaining additional capital through an initial public offering, other equity financing sources and the extension of existing debt. However, no assurance can be given that additional capital, if needed, will be available when required or upon terms acceptable to the Company or that the Company will be successful in its efforts to negotiate the extension of its existing debt.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003



NOTE 1 - SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, continued
---------------------------------------------------------------

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from estimated amounts. The Company's significant estimates include the realizability of accounts receivable, capitalized website development costs and deferred tax assets.

Concentration of Credit Risk
----------------------------

The Company maintains its cash and cash equivalent accounts in financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At June 30, 2003, the Company had no balances which were in excess of the FDIC insurance limit. The Company performs ongoing evaluations of these institutions to limit its concentration risk exposure.

The Company grants credit to customers within the United States of America and does not require collateral. The Company's ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by the Company. Reserves for uncollectible amounts are provided, based on past experience and a specific analysis of the accounts, which management believes is sufficient. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

One customer comprises 98% of accounts receivable as of June 30, 2003 and 100% of other income for the year ended June 30, 2003.

Fair Value of Financial Instruments
-----------------------------------

The carrying amounts of the Company's cash, receivables, trade payables and accrued expenses approximate their estimated fair values due to the short-term maturities of those financial instruments. The estimated fair value of its related-party note payable is not determinable as the transaction is with a related party.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003



NOTE 1 - SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, continued
---------------------------------------------------------------

Fixed Assets
------------

Depreciation and amortization of fixed assets are provided using the straight-line method over the following useful lives:

	Furniture and fixtures	5 years
	Machinery and equipment	3-5 years
	Leasehold improvements	Life of lease

Maintenance, repairs and minor renewals are charged directly to expense as incurred. Additions and betterments to fixed assets are capitalized. When assets are disposed of, the related costs and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in operations. At June 30, 2003, the Company's fixed assets consist primarily of office furniture and equipment contributed by a founder at the Company's formation.

Accounting for Website Development Costs
----------------------------------------

Website development costs are accounted for using Emerging Issues Task Force Issue No. 00-2, "Accounting for Web Site Development Costs" ("EITF 00-2"). Web site development costs and the accounting for such costs should be accounted for under AICPA Statement of Position 98-1 ("SOP 98-1"). "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The use of EITF 00-2 resulted in capitalized web site costs of $66,088 and $6,387 for the years ended June 30, 2003 and 2002, respectively. Web site costs incurred are being amortized over a three year period and resulted in amortization included in general and administrative expenses on the consolidated statement of operations of $13,143 and $532 for the years ended June 30, 2003 and 2002, respectively.

Impairment of Long-Lived Assets
-------------------------------

The Company's management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management. Based on its analysis, the Company believes that no impairment of the carrying value of its long-lived assets existed at June 30, 2003. There can be no assurance, however, that market conditions will not change which could result in future long-lived asset impairment.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003

NOTE 1 - SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, continued
---------------------------------------------------------------

Deferred Revenue
----------------

In fiscal 2003, the Company entered into an advertising agreement with an unrelated third party totaling $250,000. The Company has yet to provide these services under the agreement so the revenue has been recorded as deferred revenue in the accompanying consolidated balance sheet as of June 30, 2003.

Other Income
------------

In fiscal 2003, the officers of the Company performed consulting services on behalf of the Company for an unrelated third party totaling $200,000.

Revenue Recognition
-------------------

Advertising revenue is recognized as the commercials are aired.

Revenues from the licensing of feature films and television programming will be recorded when the material is available for telecasting and when certain other conditions are met.

Accounting for Filmed Entertainment and Television Programming Costs
--------------------------------------------------------------------

In accordance with American Institute of Certified Public Accountants Statement of Position ("SOP") 00-2, filmed entertainment costs will include capitalizable production costs, overhead and interest costs expected to benefit future periods. These costs, as well as participations and talent residuals, will be recognized as operating expenses on an individual film basis in the ratio that the current year's gross revenues bear to management's estimate of total ultimate gross revenues from all sources. Marketing and development costs under term deals will be expensed as incurred.

Filmed entertainment costs are stated at the lower of unamortized cost or estimated fair value on an individual film or television series basis. Revenue forecasts for both motion pictures and television products will be continually reviewed by management and revised when warranted by changing conditions. When estimates of total revenues and other events or changes in circumstances indicate that a television production has a fair value that is less than its unamortized cost, a loss will be recognized for the amount by which the unamortized cost exceeds television production's fair value.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003



NOTE 1 - SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, continued
---------------------------------------------------------------

As of June 2003, the Company has not yet begun these activities.

Advertising Costs
-----------------

Advertising costs are expensed as incurred. In 2003 and 2002, the Company's advertising costs were insignificant.

Stock-Based Compensation
------------------------

The Company will account for non-employee stock-based compensation under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation." SFAS 123 defines a fair value based method of accounting for stock-based compensation.
However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Under APB 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the grant price. Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS
123 had been applied.

At June 30, 2003, the Company has a stock-based employee compensation plan, which is described more fully in Note 4. The Company will account for employee options granted under this plan under the recognition and measurement principles of APB 25, and related interpretations. No stock-based employee compensation cost is reflected in the consolidated statement of income, as no options have been granted as of June 30, 2003.

Income Taxes
------------

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003


NOTE 1 - SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, continued
---------------------------------------------------------------

or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations (see Note 5). The Company is a subchapter "C" corporation and files a consolidated federal income tax return. The Company files separate state income tax returns for California and Nevada.

Basic and Diluted Loss Per Share
--------------------------------

The Company has adopted SFAS No. 128, "Earnings Per Share" (see Note 7).

Basic earnings (loss) per common share is computed based on the weighted average number of shares outstanding for the period. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average shares outstanding assuming all dilutive potential common shares were issued. Basic and diluted loss per share are the same as the effect of stock options and warrants on loss per share are anti-dilutive and thus not included in the diluted loss per share calculation. The impact under the treasury stock method of dilutive stock options and warrants would not have resulted in an increase of incremental shares for the years ended June 30, 2003 and 2002.

Recent Accounting Pronouncements
--------------------------------

In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS 148 are effective for financial statements issued for fiscal years ending after December 15, 2002. The Company has applied the disclosure provisions of SFAS 148 in its consolidated financial statements and the accompanying notes.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003


NOTE 1 - SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, continued
---------------------------------------------------------------

In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company's adoption of FIN 45 in fiscal 2003 did not have a material impact on its financial position or results of operations.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company does not expect the adoption of SFAS 150 to have a material impact upon its financial position or results of operations.

NOTE 2 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

Lease Obligations
-----------------

The Company leases its office facilities, certain equipment and satellite transponder services under noncancellable agreements. The Company also leases certain equipment under a capital lease agreement at an implicit interest rate of 9%. Total rental expense under noncancellable operating leases was approximately $180,000 and $0 for the years ended June 30, 2003 and 2002, respectively.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003

NOTE 2 - COMMITMENTS AND CONTINGENCIES, continued
-------------------------------------------------

As of June 30, 2003, the minimum commitments required under existing noncancellable operating agreements and capital leases are as follows:

                                         Operating
      Years ending June 30:              Agreements     Capital Leases
      --------------------               ----------     --------------

                2004                     $  469,000     $ 60,536
                2005                        218,000          -
                2006                         39,000          -
                2007                         39,000          -
                2008                         35,000          -
                                         -----------    ---------
Total minimum lease payments             $  800,000       60,536
                                         ===========

Less amounts representing interest                        (9,765)
                                                        ---------
Present value of minimum lease payments                   50,771

Less current maturities                                  (50,771)
                                                        ---------
                                                        $    -
                                                        ---------

The Company disposed of the equipment under capital lease in the year ended June 30, 2003. As the Company has disposed of the secured equipment under the capital lease, it is in default under the capital lease and therefore all payments have been presented as current liabilities on the balance sheet as of June 30, 2003. Subsequent to June 30, 2003, the Company paid off the remaining capital lease obligation.

Litigation
----------

The Company may become a party to litigation in the normal course of business. In the opinion of management, there are no legal matters involving the Company that would have a material adverse effect upon the Company's financial condition or results of operations.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003




NOTE 3 - STOCKHOLDERS' EQUITY
-----------------------------

Preferred Stock
---------------

The Company has authorized 20,000,000 shares of preferred stock. As of June 30, 2003, the Company has not designated any series of preferred stock or entered into any agreements.

Common Stock
------------

In January 2003, OBN Holdings, Inc. was created by issuing 0.3854 shares of OBN common stock for each share of Omni common stock. All references to shares prior to January 2003 have been adjusted to reflect this exchange rate.

At the formation of the Company, the Company issued 2,386,571 shares of common stock at no cost basis to various founders. Shortly after the formation of the Company, in fiscal 2001 the Company sold 462 shares of common stock at a price of $1.30 per share for proceeds of $600.

In fiscal 2002, the Company sold a total of 4,316 shares of common stock as follows: 154 shares at $1.30 per share and 4,162 shares at $0.65 per share for proceeds of $2,900.

Additionally, the Company received consulting services during fiscal 2002 in exchange for issuing 11,561 shares at $0.65 per share resulting in consulting expenses of $1,127 and website development costs of $6,387.

During fiscal 2003, the Company received consulting services in exchange for stock. The Company issued a total of 3,126,340 shares with 7,750 shares issued at $2.00 per share, 274,909 shares issued at $1.00 per share, 47,785 shares issued at $0.65 per share and 2,795,896 restricted shares issued at $0.15 per share, resulting in consulting expenses of $618,430 and website development costs of $66,088. As of June 30, 2003, consulting services valued at $56,339 had yet to be performed and therefore were recorded as prepaid consulting in stockholders' equity.

During fiscal 2003, the Company received advances in the form of notes payable from related parties totaling $78,120. The related party notes payable were converted into 18,000 shares of common stock at $1.00 per share and 30,060 shares of common stock at $2.00 per share.

Additionally, in fiscal 2003, the Company sold a total of 153,000 shares of common stock as follows: 80,000 shares sold at $0.50 per share, 10,500 shares sold at $1.00 per share and 62,500 shares sold at $2.00 per share resulting in total proceeds of $175,500 to the Company.
                                       F-16

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003


NOTE 4 - STOCK OPTIONS AND WARRANTS
-----------------------------------

In May 2003, the Company established the OBN Holdings, Inc. 2003 Stock Option Plan (the "Plan"). The Plan provides for the granting of up to 600,000 options to purchase the Company's common stock at prices no less than fair market value (as determined by the Board of Directors) at the date of grant. Options granted under the Plan will be exercisable over a period of ten years from the date of the grant. These options will vest on a pro rata basis over the term of the options. At the end of the term of the options or upon termination of employment, outstanding options will be cancelled. As of June 30, 2003, no options have been granted under the Plan.

On March 31, 2003, the Company committed to issue warrants to purchase 1,000,000 shares of common stock to various investors. Each warrant entitles the holder thereof to purchase one share of common stock at a price per share of $4.00 beginning 180 days following the effectiveness of the Company's registration statement and ending on August 25, 2006. Each unexercised warrant is redeemable by the Company at a redemption price of $0.001 per warrant at any time, upon 30 days written notice to holders thereof, if (a) the Company's common stock is traded on NASDAQ or listed on an exchange and (b) the market price (defined as the average closing bid price for twenty (20) consecutive trading days) equals or exceed 120% of the $4.00 per share exercise price. As the warrants were issued in connection with fundraising activities, no expense will be recorded under SFAS 123 for the value of the warrants.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003



NOTE 5 - INCOME TAXES
---------------------

A reconciliation of income taxes computed at the federal statutory rate of 34% to the provision for income taxes is as follows for the years ended June 30, 2003 and 2002:



                                         2003               2002
                                    -------------       ------------

Tax benefit at statutory rates      $   (284,000)       $   (4,000)
Difference resulting from:
   State taxes                           (49,000)             (700)
   Changes in valuation allowance        333,800             5,500
                                    -------------       ------------
                                    $        800        $      800
                                    =============       ============

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003



NOTE 5 - INCOME TAXES, continued
--------------------------------

The valuation allowance increased by approximately $334,000 and $5,500 during the years ended June 30, 2003 and 2002, respectively. No current provision for income taxes, other than California minimum tax of $800, is required for the years ended June 30, 2003 and 2002 since the Company incurred taxable losses during the year.

Net deferred income taxes are as follows as of June 30, 2003:

Deferred tax liabilities                      $       -

Deferred tax assets:
      Net operating losses                        350,000
                                              ------------
          Total deferred tax assets               350,000

          Less valuation allowance               (350,000)
                                              ------------
                                              $       -
                                              ============

The Company has approximately $900,000 in Federal and California State net operating loss carryforwards as of June 30, 2003, which, if not utilized, expire through 2023 and 2010, respectively.

The utilization of the net operating loss carryforwards might be limited due to restrictions imposed under federal and state laws upon a change in ownership. The amount of the limitation, if any, has not been determined at this time. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As a result of the Company's continued losses and uncertainties surrounding the realization of the net operating loss carryforwards, management has determined that the realization of the deferred tax assets is questionable. Accordingly, the Company has recorded a valuation allowance equal to the net deferred tax asset balance as of June 30, 2003.

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003


NOTE 6 - RELATED PARTY TRANSACTIONS
-----------------------------------

Due From Related Party
----------------------

At June 30, 2003, these advances are non-interest bearing and are due on demand. The balance outstanding as of June 30, 2003 was $7,000. During the year ended June 30, 2003, the Company incurred interest expense of $9,835 on interest-bearing related party notes payable that were fully repaid by June 30, 2003.

Services Provided by Related Parties
------------------------------------

Prior to June 30, 2003, certain services were provided by related parties at no cost to the Company.

Officer-Stockholder Transactions
--------------------------------

At the inception of the Company, 2,799,558 shares of common stock were issued as founders shares to two officers of the Company. No proceeds were received.

In fiscal 2003, the Company issued 308,285 shares of common stock to four officers of the Company in exchange for services performed. The shares issued ranged in value from $0.15 to $0.65 per share totaling $67,437, which is recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations.

NOTE 7 - EARNINGS PER SHARE
---------------------------

Basic and diluted loss per common share is computed as follows for the years ended June 30, 2003 and 2002:

                                                   2003             2002
                                             -------------     -------------
Numerator for basic and diluted
loss per common share:
        Net loss                              $  (837,221)      $   (12,681)
                                             =============     =============

Denominator for basic and diluted
loss per common share:
	Weighted average common
        shares outstanding                      3,356,156         2,394,038
                                             =============     =============

	Net loss per common share
        available to common stockholders      $     (0.25)      $     (0.01)
                                             =============     =============

                               OBN HOLDINGS, INC.
                          (A Developmental Stage Company)

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   For The Years Ended June 30, 2003 and 2002 and
               For The Period From January 17, 2001(Date of Inception)
                                                    To June 30, 2003



NOTE 8 - SUBSEQUENT EVENTS
--------------------------

Subsequent to year end, the Company sold 55,050 shares of the Company's common stock at $2.00 per share for total proceeds of $110,100.

The Company has received advances from a shareholder for operating expenses totaling $60,000. The advances are not interest bearing and are due upon successful completion of an initial public offering by the Company.

The Company has entered into a capital lease agreement for a television station located in Central California for a period of three years. The Company must pay $50,000 per year and at the end of the third year, when the Company's payments total a minimum of $150,000, title will be transferred to the Company for a 95% interest in the television station. The primary asset of the television station agreement is its broadcasting license.

   No dealer, salesman or other
person is authorized to give any
information or to make any
representations not contained in
this prospectus in connection with
the offer made hereby, and, if
given or made, such information or
representations must not be relied
upon as having been authorized by
OBN Holdings.  This prospectus does
not constitute an offer to sell or
a solicitation to an offer to buy
the securities offered hereby to
any person in any state or other
jurisdiction in which such offer or
solicitation would be unlawful.
Neither the delivery of this
prospectus nor any sale made
hereunder shall, under any
circumstances, create any
implication that the information
contained herein is correct as of
any time subsequent to the date
hereof.

   Until November 30, 2003 (90 days
after the date of this prospectus)
all dealers that effect
transactions in these securities,
whether or not participating in
this offering, may be required to
deliver a prospectus.  This is in
addition to the dealer's obligation
to deliver a prospectus when acting
as underwriters and with respect to
their unsold allotments or
subscriptions.


	TABLE OF CONTENTS
                                  Page
Prospectus Summary                 3                OBN Holdings, Inc.
The Offering                       4
Risk Factors                       6
Use of Proceeds                    10
Determination of Offering Price    12
Dividend Policy                    12
Dilution                           13               9,385,360 SHARES
Plan of Operation                  14
Business                           20
Management                         35
Principal Shareholders             39
Selling Shareholders               41
Certain Transactions               44
Description of Securities          45
Indemnification                    47                   PROSPECTUS
Plan of Distribution               48
Legal Matters                      49
Experts                            49
Where You Can Find More
 Information                       50
Financial Statements               F1




August 25, 2003

                                  PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


Article 11 of our Articles of Incorporation includes certain provisions permitted by the Nevada Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under Nevada Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

	We estimate that expenses in connection with this registration statement will be as follows:

SEC registration fee*                  $   2,280
Legal fees and expenses*               $ 100,000
Accounting fees and expenses*          $  25,000
Miscellaneous*                         $   2,000
                                       ---------
Total                                  $ 129,280

*  Estimated amounts.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following information is furnished with regard to all securities sold by OBN Holdings, Inc. within the past three years that were not registered under the Securities Act. The issuances described hereunder were made in reliance upon the exemptions from registration set forth in
Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering.

                             Date         Number of
Name of Shareholder          Acquired     Shares      Consideration   Notes
----------------------------------------------------------------------------
Larry Taylor                 02/01/2001     197,587        -            (1)
Roger Smith                  02/01/2001   1,901,970        -            (1)
Larry Taylor                 03/01/2001      77,072        -            (1)
Teresa Elaqua                03/01/2001      15,414        -            (1)
Georgia Smith                06/01/2001         925        -            (1)
Kalvin Cressel               06/01/2001         771        -            (1)
Norma Black                  06/01/2001         154        -            (1)
Taunee English               06/14/2001         154        $200
Cedric Carpenter             06/15/2001         231        $300
James Tanner                 06/25/2001          77        $100
Ana Thorne                   07/01/2001          77        $100
Isadore Hall                 07/01/2001          77        $100
Milano Mellon                07/12/2001       2,158      $1,400
Kokayi Ampah                 07/13/2001       1,541      $1,000
Nathan Caldwell              07/13/2001         308        $200
Mayme Clayton                08/24/2001         154        $100
Carolyn Hajebi               04/01/2002       3,854      $2,505         (2)
Timothy Williams             04/01/2002       7,707      $5,010         (2)
Dennis Johnson               07/26/2002       9,634      $6,262         (3)
Donald Wilson                07/26/2002       3,854      $2,505         (3)
Susan Johnson                07/26/2002       1,541      $1,002         (3)
Teresa Elaqua                07/26/2002       3,854      $2,505         (3)
Dennis Johnson               12/01/2002      28,902     $18,786         (3)
Charles Hayes                01/02/2003       3,854      $3,854         (2)
Patrick Muccio               01/02/2003       1,927      $1,927         (3)
Barry Robinson               01/15/2003      38,536     $38,536         (2)
Carolyn Hajebi               01/15/2003      15,414     $15,414         (2)
Dennis Johnson               01/15/2003     154,142     $23,121         (3)
Donald Wilson                01/15/2003     111,753     $16,763         (3)
Larry Taylor                 01/15/2003     192,678         -           (1)
Susan Johnson                01/15/2003       1,542      $1,542         (3)
Teresa Elaqua                01/15/2003      96,339     $96,339         (3)
Timothy Williams             01/15/2003      30,829     $30,829         (2)
Corine Taylor                03/01/2003       5,000      $5,000

                                    Date        Number of
Name of Shareholder                 Acquired    Shares    Consideration  Notes
------------------------------------------------------------------------------
Cory Caldwell                       03/01/2003      5,000     $5,000
Creighton Taylor                    03/01/2003      5,000     $5,000
Jacqueline Alexander                03/01/2003      2,000     $2,000
Josh Cureton                        03/01/2003      5,000     $5,000
Kay Black                           03/01/2003      5,000     $5,000
Natalie Caldwell                    03/01/2003      5,000     $5,000
Nathan Caldwell                     03/01/2003      5,000     $5,000
Richard Sindicich                   03/01/2003     10,000    $10,000
Takeo Suzuki                        03/01/2003      5,000     $5,000
Tanisha Cureton                     03/01/2003      5,000     $5,000
Tiffany Caldwell                    03/01/2003      5,000     $5,000
Tony Haynes                         03/01/2003      2,000     $2,000
Toshi Murakami                      03/01/2003      5,000     $5,000
Dawn Johnson                        03/29/2003        100       $100
Marwan T. Abboushi                  03/29/2003     20,000    $10,000
Randy Scott                         03/29/2003        200       $200
Capitol City Investments            03/31/2003    480,000    $72,000     (3)
Commerce Street Venture Group, Inc. 03/31/2003    480,000    $72,000     (3)
David Finke                         03/31/2003     70,000    $10,500     (3)
Dennis Severson                     03/31/2003    140,000    $21,000     (3)
Gerald Nelson                       03/31/2003      5,000     $5,000
Gerald Nelson                       03/31/2003     10,000    $10,000     (4)
Gifty Painstil                      03/31/2003        100       $100
Integrity Capital Management, LLC   03/31/2003    310,000    $46,500     (3)
L.G. Hancher Jr.                    03/31/2003    250,000    $37,500     (3)
Magellan Capital Management, Inc.   03/31/2003    540,000    $81,000     (3)
Renae Johnson                       03/31/2003        700       $700
Robert Armstrong                    03/31/2003     20,000    $10,000
SAC Financial Management, Inc.      03/31/2003    250,000    $37,500     (3)
Roger Neal Smith                    03/31/2003    146,366         $0     (5)
Larry Taylor                        03/31/2003    134,663         $0     (5)
Dennis Johnson                      03/31/2003    134,663         $0     (5)
Donald Wilson                       03/31/2003     84,308         $0     (5)
Commerce Street Venture Group, Inc. 03/31/2003     95,000         $0     (5)
L. G. Hancher, Jr.                  03/31/2003    100,000         $0     (5)
SAC Financial Management, Inc.      03/31/2003     50,000         $0     (5)
Magellan Capital Management, Inc.   03/31/2003    100,000         $0     (5)
Integrity Capital Management, LLC.  03/31/2003    155,000         $0     (5)
Samia Lee                           03/31/2003        150       $150
Share Lee                           03/31/2003        100       $100
Sheila E. Hale                      03/31/2003        100       $100
Stephanie Reynolds                  03/31/2003        100       $100

                                    Date        Number of
Name of Shareholder                 Acquired    Shares    Consideration  Notes
------------------------------------------------------------------------------

Sunzie Sene                         03/31/2003       100        $100
Tina McBride                        03/31/2003    10,000      $1,500      (3)
Gertrude Arrington                  04/01/2003     1,000      $1,000
Katy Kim                            04/01/2003        20         $20
Patricia Johnson                    04/02/2003       100        $100
Michael Walker                      04/03/2003    40,000     $20,000
Rommel Baker                        04/03/2003       200        $200
Mashahiko Yagyu                     04/07/2003    10,000     $10,000
Megumi Shibata                      04/07/2003     8,000      $8,000
DeWayne Porter                      04/10/2003       500        $500
Norma Black                         04/10/2003     3,000      $3,000      (4)
William Medlock                     04/10/2003       500        $500
Robert Kealing                      04/12/2003     5,000      $5,000      (4)
Kirk Gardner                        04/14/2003       500        $500
Marceil Wright                      04/14/2003       500        $500
Commerce Stree Venture Group        05/30/2003    50,000    $100,000
Dennis Johnson                      06/01/2003     7,750     $15,500      (3)
Larry Taylor                        06/01/2003     4,500      $9,000      (4)
Robert Kealing                      06/01/2003     4,924      $9,848      (4)
Roger Smith                         06/01/2003    20,636     $41,274      (4)
Anita DeFrantz                      06/06/2003    10,000     $20,000
Gerald Nelson                       06/17/2003     2,500      $5,000
Yeah, Inc.                          07/07/2003    10,000     $20,000
Global Wealth Investing             07/29/2003     1,250      $2,500
David Nelson                        08/03/2003       500      $1,000
Michael Walker                      08/12/2003    10,000     $20,000
Robin Armstrong-Irving              08/18/2003     5,000     $10,000
Cedric Carpenter                    08/18/2003       300        $600
Marcus Carpenter                    08/18/2003       500      $1,000
Marwan T. Abboushi                  08/18/2003    25,000     $50,000
Terral Santiel                      08/18/2003     2,500      $5,000



NOTES TO RECENT SALES OF UNREGISTERED SECURITIES
(1)	Founders' Shares
(2)	Design Services Rendered
(3)	Management Services Rendered
(4)	Conversion of debt to stock.
(5)	Warrants issued to purchase shares of common stock that may be acquired at an exercise price of $4.00 per share commencing 180 days following the effective date of this prospectus.

ITEM 27. EXHIBITS

Exhibit Number		Description

3.1	Articles of Incorporation

3.2	Bylaws

3.3	Specimen certificate of the Common Stock of OBN Holdings, Inc.

3.4     Specimen warrant.

5.1	Opinion of Law Office of L. Van Stillman, P.A. as
        to legality of securities being registered

23.1	Consent of Corbin & Company, LLP

23.2	Consent of L. Van Stillman (included in Exhibit 5.1)

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

The Company hereby undertakes to:

(1)	File, during any period in which it offers or sells
securities, a post-effective amendment to this registration
statement to:
i.	Include any prospectus required by Section 10(a)(3) of
the Securities Act;
ii.	Reflect in the prospectus any facts or events which,
individually or together, represent a fundamental
change in the information in the registration
statement.
iii.	Include any additional or changed material information
on the plan of distribution.
(2)	For determining liability under the Securities Act, treat
each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3)	File a post-effective amendment to remove from registration
any of the securities that remain unsold at the end of the
offering.
(4)	For determining any liability under the Securities Act,
treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
(5)	For determining any liability under the Securities Act,
treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.
(6)	Insofar as indemnification for liabilities arising under
the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised by the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             Signatures
                             ----------

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles state of California, on August 25, 2003

                OBN HOLDINGS, INC.

	By:	/s/ Roger Neal Smith
                --------------------
                Roger Neal Smith
		Principal Executive Officer, President and Director


	In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 25, 2003.

By:  /s/ Roger Neal Smith            Principal Executive Officer, President
   -----------------------
    Roger Neal Smith                 and Director

By:  /s/ Larry Taylor                Principal Financial Officer and -
   -----------------------
        Larry Taylor                 Principal Accounting Officer and Director

By:  /s/ Dennis Johnson              Director
   -----------------------
	Dennis Johnson

By:  /s/ Dennis Severson             Director
   -----------------------
	Dennis Severson

By:  /s/ Barry Allen                 Director
   -----------------------
	Barry Allen